UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Micron Technology, Inc.
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December 7, 2017

Fellow Micron Shareholders,

Fiscal 2017 was a remarkable year for Micron. Intense focus and execution enabled us to harness industry tailwinds and achieve unprecedented results. For the first time in our nearly 40-year history, we surpassed $20 billion in revenue, grew net income to a record $5.1 billion, and generated a record $3.3 billion in free cash flow.

Micron's business is more diversified than ever. We realized double-digit revenue growth in each of our four business units: Compute & Networking, Embedded, Mobile, and Storage. Our performance reflects the breadth of both our solutions and our end markets. Demand for memory and storage extends well beyond personal computers and mobile phones. Our technologies play a critical role in enabling some of today's most advanced applications, including artificial intelligence, autonomous driving, and virtual reality.

In this letter, I will recap our fiscal 2017 achievements, share our perspectives on the current industry dynamics, and highlight how our priorities for fiscal 2018 position us to capitalize on opportunities created by the evolving industry environment.

Executing Against our Strategy

Micron achieved several key objectives in fiscal 2017, which significantly improved our position across multiple aspects of the business. We successfully ramped 20nm DRAM and 32-layer 3D NAND technologies into volume production, enabling us to improve our relative cost competitiveness. We continued to execute our technology roadmap by introducing next-generation 1X DRAM and 64-layer 3D NAND, and we made substantial progress in follow-on DRAM and NAND technologies.

We furthered our efforts to increase the percentage of our revenue going to high-value solutions. This was particularly true for our NAND flash portfolio. Sales of solid state drives ("SSDs") were more than double what we achieved the year prior. Sales of managed NAND solutions, which are NAND devices packaged with controller technology, nearly doubled year-over-year.

We made meaningful improvements in manufacturing scale and efficiency. We completed the acquisition of Inotera Memories, driving improved margins and free cash flow, and enhancing our operational efficiency through greater scale. We also established a DRAM Center of Excellence in Taiwan, which will co-locate back-end test, assembly and packaging alongside our existing front-end DRAM fabrication facilities. This strategy mirrors our NAND Center of Excellence in Singapore and will drive further operational cost efficiencies across our global manufacturing footprint.

Finally, we strengthened our balance sheet in fiscal 2017, growing cash, marketable investments, and restricted cash to $6.2 billion, while retiring $1.5 billion in high-yield debt. We have continued to make progress towards being net cash positive by the end of fiscal 2018, retiring additional high-yield debt in November. This progress provides a healthier financial foundation upon which to grow revenues and profits.

Industry Environment and Fiscal 2018 Objectives

Today, memory and storage technologies play a more critical role in networking, storage and computing architectures than they have at any time in the past. There is an unprecedented amount of data being created, stored, and processed in a wide range of end-market applications and these applications are made possible with memory and storage solutions like those Micron develops. This trend creates opportunities for Micron to build more strategic relationships with our key customers and help them extract the most value from our technologies. We believe these opportunities will continue to grow as rapid advances in data analytics lead to new use cases and applications that improve our everyday lives.

These broad demand drivers have positively contributed to the current business climate. We have seen an increase in unit demand and average memory content across nearly every end market - from smartphones to servers to vehicles. We also saw a healthy balance between demand and industry supply throughout fiscal 2017. We expect industry supply growth to remain measured for both memory and storage technologies, largely balancing with demand throughout fiscal 2018.

We have identified four key areas of focus for fiscal 2018, which we consider instrumental to our future success. The entire Micron team is committed to excel against these objectives:

•
Cost Effectiveness - While market diversification and advanced solutions are introducing new opportunities for high-value solutions, base technology costs remain fundamental to profitability in this business. We are focused on accelerating new technology development and ramping quickly and efficiently into volume production, while also reducing back-end costs, cycle time and inventory.

•
Product Execution - Bringing the right solution at the right time ensures we can deliver the most value to our customers. Our engineering teams are adopting new methodologies to achieve the shortest possible customer qualification of our newest technology solutions.

•
Portfolio Management - To prioritize revenue growth, profits and ROI, we will orient our product portfolio towards differentiated, high-value solutions. Doing so will also enable us to better respond to customer requirements and market trends.

•
Culture - Hiring and keeping the industry's best talent will be a critical part of executing our strategy. We are implementing programs that promote a culture of achievement and success, which I believe will make Micron a global leader in competitive talent markets.

Our technologies are having a profound impact on the world around us. I trust that you share my enthusiasm for the significant opportunities that lie ahead for Micron, which are embodied in our vision statement: transforming how the world uses information to enrich life. Our efforts to positively impact the lives of people across the globe extend beyond the technologies we create. For example, through The Micron Foundation, we are enriching the communities in which we operate by partnering with educators in science, technology, engineering and math (STEM) to nurture tomorrow's technology pioneers. We published our second annual Sustainability Report in fiscal 2017, which reflects our commitment to supporting our global community as well as driving ethical and sustainable business practices.

As I close my first shareholder letter as Micron's CEO, I would like to acknowledge my predecessor, Mark Durcan. Micron is poised for great success in the years ahead, due in large part to his efforts to successfully position the Company through years of industry consolidation. I am proud to be leading this iconic company, particularly during a time when technology promises to create such dramatic change in each of our lives. Thank you for your continued support as a Micron shareholder. I look forward to sharing our progress with you over the year ahead.

Sincerely,
Sanjay Mehrotra
President and CEO

Notice of Fiscal 2017 Annual Meeting of Shareholders
January 17, 2018
To the Shareholders:

NOTICE IS HEREBY GIVEN that the Fiscal 2017 Annual Meeting of Shareholders of Micron Technology, Inc., a Delaware corporation, will be held on January 17, 2018, at 9:00 a.m., Mountain Standard Time, at our headquarters located at 8000 South Federal Way, Boise, Idaho 83716-9632, for the purposes listed below. As used herein "we," "our," "us," "the Company" and similar terms refer to Micron Technology, Inc., unless the context indicates otherwise.

1.	To elect directors to serve for the ensuing year and until their successors are elected and qualified;

2.	To approve our Employee Stock Purchase Plan with 33 million shares reserved for issuance thereunder;

3.	To approve the material terms of the performance goals under our Executive Officer Performance Incentive Plan;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending August 30, 2018;

5.	To approve a non-binding resolution to approve the compensation of our Named Executive Officers as described in the proxy statement;

6.
To approve, in a non-binding vote, the frequency (every one, two or three years) with which our shareholders will be entitled to have an advisory vote on the compensation of our Named Executive Officers as described in the proxy statement; and

7.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on November 20, 2017, are entitled to receive notice of and to vote at the meeting and any postponements or adjournments of the meeting. A complete list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the business to be transacted at the meeting, during ordinary business hours for the ten-day period immediately preceding the date of the meeting, at our headquarters at 8000 South Federal Way, Boise, Idaho 83716-9632.

The Securities and Exchange Commission permits proxy materials to be furnished over the Internet rather than in paper form. Accordingly, we are sending most of our shareholders a notice regarding the availability of this proxy statement, our Annual Report on Form 10-K for fiscal 2017 and other proxy materials via the Internet (the "Notice"). This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your vote over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Attendance at the Annual Meeting will be limited to shareholders and our guests. Shareholders may be asked to furnish proof of ownership of our Common Stock before being admitted to the meeting.

To ensure your representation at the meeting, you are urged to vote. You may vote by telephone or electronically via the Internet. Alternatively, if you received a paper copy, you may sign, date and return the proxy card in the postage-prepaid envelope enclosed for that purpose. Please refer to the instructions included with the proxy card for additional details. Shareholders attending the meeting may vote in person even if they have already submitted their proxy, and any previous votes that were submitted by the shareholder, whether by Internet, telephone or mail, will be superseded by the vote that such shareholder casts at the meeting.

By Order of the Board of Directors
Boise, Idaho December 7, 2017	Joel L. Poppen Senior Vice President, Legal Affairs, General Counsel and Corporate Secretary
YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY PROMPTLY.

8000 South Federal Way
Boise, Idaho 83716-9632
____________________________

PROXY STATEMENT
FISCAL 2017 ANNUAL MEETING OF SHAREHOLDERS

January 17, 2018
9:00 a.m. Mountain Standard Time
____________________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The proxy is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Micron Technology, Inc., for use at the Fiscal 2017 Annual Meeting of Shareholders to be held on January 17, 2018, at 9:00 a.m., Mountain Standard Time, or at any adjournment or postponement thereof (the "Annual Meeting"). The purpose of the Annual Meeting is set forth herein and in the accompanying Notice of Fiscal 2017 Annual Meeting of Shareholders. The Annual Meeting will be held at our headquarters located at 8000 South Federal Way, Boise, Idaho 83716-9632. Our telephone number is (208) 368-4000.

This Proxy Statement and related proxy card are first being distributed on or about December 7, 2017, to all shareholders entitled to vote at the meeting.

Shareholders can vote their shares using one of the following methods:

•	Vote through the Internet at www.proxypush.com/MU using the instructions included in the notice regarding the Internet availability of proxy materials, the proxy card or voting instruction card;

•	Vote by telephone using the instructions on the proxy card or voting instruction card if you received a paper copy of the proxy materials;

•	Complete and return a written proxy or voting instruction card using the proxy card or voting instruction card if you received a paper copy of the proxy materials; or

•	Attend and vote at the meeting.

Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a paper proxy or voting instruction card. If you have questions on how to vote, you can call us at (866) 586-3108. Unless you are planning to vote at the meeting, your vote must be received by 11:59 p.m., Eastern Standard Time, on January 16, 2018.

Record Date

Shareholders of record at the close of business on November 20, 2017, (the "Record Date"), are entitled to receive notice of and to vote at the meeting.

Revocability of Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by attending the Annual Meeting and voting in person or by delivering to us a written notice of revocation or another duly executed proxy bearing a date later than the earlier given proxy but prior to the date of the Annual Meeting.

Solicitation

We will bear the cost of solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by our directors, officers and employees, without additional compensation, personally or by telephone or Internet. We intend to use the services of D.F. King & Co., a proxy solicitation firm, in connection with the solicitation of proxies. Although the exact cost of the solicitation services is not known at this time, it is anticipated that the fees paid by us for these services will be approximately $12,500.

Outstanding Shares

We have one class of stock outstanding, common stock, $0.10 par value per share (the "Common Stock"). As of the Record Date, 1,157,279,535 shares of Common Stock were issued and outstanding and entitled to vote.

Voting Rights and Required Vote

Under the Delaware General Corporation Law and our Restated Certificate of Incorporation and our Amended and Restated Bylaws ("Bylaws"), each shareholder will be entitled to one vote for each share of Common Stock held at the Record Date for all matters. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" are treated as being present at the Annual Meeting for the purposes of establishing a quorum and are tallied to determine the shareholders' decision with respect to the matter voted upon (the "Votes Cast"). Abstentions will have the same effect as voting against a proposal. Broker non-votes will be considered present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes are not deemed to be Votes Cast and, therefore, will not be included in the tabulation of the voting results with respect to voting results for the election of directors or issues requiring the approval of a majority of Votes Cast.

Shares held in a brokerage account or by another nominee are considered held in "street name" by the shareholder or "beneficial owner." A broker or nominee holding shares for a beneficial owner may not vote on matters relating to the election of directors or advisory votes unless the broker or nominee receives specific voting instructions from the beneficial owner of the shares. As a result, absent specific instructions, brokers or nominees may not vote a beneficial owner's shares on Proposals 1, 2, 3, 5, 6 and 7 and such shares will be considered "broker non-votes" for such proposals.

Directors will be elected if the number of votes "FOR" a particular director exceeds the number of votes "AGAINST" that same director. With respect to all other items of business, the "FOR" vote of a majority of the Votes Cast is required in order for such matter to be considered approved by the shareholders.

Voting of Proxies

The shares of Common Stock represented by all properly executed proxies received in time for the meeting will be voted in accordance with the directions given by the shareholders. If no instructions are given with respect to a properly executed proxy timely received by us, the shares of Common Stock represented thereby will be voted (i) FOR each of the nominees named herein as directors, or their respective substitutes as may be appointed by the Board of Directors, (ii) FOR the approval of our Employee Stock Purchase Plan with 33 million shares reserved thereunder; (iii) FOR the approval of the material terms of the performance goals under our Executive Officer Performance Incentive Plan; (iv) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending August 30, 2018, (v) FOR a non-binding resolution to approve the compensation of our Named Executive Officers as described in this proxy statement; (vi) FOR a non-binding vote on the frequency of an advisory vote to be every year whereby shareholders will be entitled to approve the compensation of our Named Executive Officers as described in this proxy statement; and (vii) in the discretion of the proxy holders for such business which may properly come before the Annual Meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

A board of seven directors is to be elected at the Annual Meeting, all of whom have been recommended for nomination by a majority of the independent directors of the Board of Directors and all of whom are currently serving as directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven management nominees named below. If any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until such person's successor has been elected and qualified, except in the case of earlier resignation or removal. Executive officers are appointed annually by the Board of Directors and serve until their successors are duly appointed and qualified, except in the case of earlier resignation or removal. The names of the nominees and certain information about them are set forth below:

			Director Since	Board Committees
Name of Nominee	Age	Principal Occupation		Audit	Compensation	Finance	Governance and Sustainability
Robert L. Bailey	60	Chief Executive Officer of Blue Willow Systems, Inc.	2007	✓			✓
Richard M. Beyer	69	Former Chairman and Chief Executive Officer of Freescale Semiconductor, Inc.	2013		✓
Patrick J. Byrne	57	Senior Vice President of Fortive Corporation	2011		✓		✓
Mercedes Johnson	63	Former Chief Financial Officer of Avago Technologies Limited	2005	Chair		Chair
Sanjay Mehrotra	59	President and Chief Executive Officer	2017			✓
Lawrence N. Mondry	57	President and Chief Executive Officer of Stream Gas & Electric, Ltd.	2005		Chair	✓	Chair
Robert E. Switz	71	Chairman of the Board	2006	✓

Set forth below are the principal occupations of the nominees for at least the past five years:

Robert L. Bailey has served as Chief Executive Officer of Blue Willow Systems, Inc. since August 2017 and as Blue Willow's Chairman since March 2015. Blue Willow is a software as a service resident safety platform for senior living facilities. Mr. Bailey was the Chairman of the Board of Directors of PMC-Sierra, Inc. from 2005 until May 2011 and also served as PMC's Chairman from February 2000 until February 2003. Mr. Bailey served as a director of PMC from October 1996 to May 2011. He also served as the Chief Executive Officer of PMC from July 1997 until May 2008. Within the past five years, Mr. Bailey also served on the Board of Directors of Entropic Communications. Mr. Bailey holds a BS in Electrical Engineering from the University of Bridgeport and an MBA from the University of Dallas.

Mr. Bailey's experience as Chief Executive Officer and Chairman of a leading technology company has given him expertise in the technology industry as well business operations, finance, corporate development, corporate governance and management.

Richard M. Beyer was Chairman and Chief Executive Officer of Freescale Semiconductor, Inc. from 2008 through June 2012 and served as a director with Freescale until April 2013. Prior to Freescale, Mr. Beyer was President, Chief Executive Officer and a director of Intersil Corporation from 2002 to 2008. He has also previously served in executive management roles at FVC.com, VLSI Technology, and National Semiconductor Corporation. Within the past five years, Mr. Beyer served on the Board of Directors of Analog Devices, Inc. and Freescale. He currently serves on the Board of Directors of Dialog Semiconductor and Microsemi Corporation. Mr. Beyer served three years as an officer in the United States Marine Corps. He holds a BA and an MA in Russian from Georgetown University and an MBA in Marketing and International Business from Columbia University Graduate School of Business.

Mr. Beyer's experience as the Chief Executive Officer and a director at leading technology companies has given him expertise in the technology industry as well business operations, finance, corporate development, corporate governance and management.

Patrick J. Byrne has served as Senior Vice President of Fortive Corporation since July 2016, when Danaher Corporation completed the separation of its Test & Measurement and Industrial Technologies segments. Mr. Byrne was President of Tektronix, a subsidiary of Danaher, from July 2014 to July 2016. Previously, he was Vice President of Strategy and Business Development and Chief Technical Officer of Danaher from November 2012 to July 2014. Danaher designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Mr. Byrne served as Director, President and Chief Executive Officer of Intermec, Inc. from 2007 to May 2012. Within the past five years, Mr. Byrne served on the Board of Directors of Flow International and Intermec, Inc. Mr. Byrne holds a BS in Electrical Engineering from the University of California, Berkeley and an MS in Electrical Engineering from Stanford University.

Mr. Byrne's experience in executive management at public companies has given him expertise in the technology industry as well as business operations, finance, corporate development, corporate governance and management.

Mercedes Johnson was the Senior Vice President and Chief Financial Officer of Avago Technologies Limited, a supplier of analog interface components for communications, industrial, and consumer applications, from December 2005 to August 2008. She also served as the Senior Vice President, Finance of Lam Research Corporation from June 2004 to January 2005 and as Lam's Chief Financial Officer from May 1997 to May 2004. Ms. Johnson holds a degree in Accounting from the University of Buenos Aires and currently serves on the Board of Directors for Juniper Networks, Inc., Teradyne, Inc., and Synopsys, Inc. She also served on the Board of Directors for Intersil Corporation from August 2005 to February 2017. Ms. Johnson is the Chair of the Board of Directors' Audit Committee and Finance Committee.

Ms. Johnson's experience as the Chief Financial Officer of several technology companies has given her expertise in finance, corporate development, corporate governance, management and operations.

Sanjay Mehrotra joined us in May 2017 as our President, Chief Executive Officer, and Director. Mr. Mehrotra co-founded and led SanDisk Corporation as a start-up in 1988 until its eventual sale in May 2016, serving as its President and Chief Executive Officer from January 2011 to May 2016, and as a member of its Board of Directors from July 2010 to May 2016. Mr. Mehrotra currently serves on the Board of Directors of Cavium, Inc. Mr. Mehrotra served as a member of the Board of Directors for Western Digital Corp. from May 2016 to February 2017. Mr. Mehrotra holds a BS and an MS in Electrical Engineering and Computer Science from the University of California, Berkeley and is a graduate of the Stanford Graduate School of Business Executive Program.

Mr. Mehrotra's has over 35 years of experience in the semiconductor memory industry. As a co-founder of SanDisk he offers a unique perspective on the industry and has significant senior leadership and technological expertise. He also has expertise in finance, corporate development, corporate governance and business strategy.

Lawrence N. Mondry has been the President and Chief Executive Officer of Stream Gas & Electric, Ltd., a provider of energy, mobile and protective services, since February 2016. Mr. Mondry was the Chief Executive Officer of Apollo Brands, a consumer products portfolio company, from February 2014 to February 2015. Mr. Mondry was the Chief Executive Officer of Flexi Compras Corporation, a rent-to-own retailer, from June 2013 to February 2014. Mr. Mondry was the President and Chief Executive Officer of CSK Auto Corporation, a specialty retailer of automotive aftermarket parts, from August 2007 to July 2008. Prior to his appointment at CSK, Mr. Mondry served as the Chief Executive Officer of CompUSA Inc. from November 2003 to May 2006. Mr. Mondry is the Chair of the Board of Directors' Compensation Committee and Governance and Sustainability Committee.

Mr. Mondry's experience as the Chief Executive Officer of various retailers has given him expertise in operations, management, finance and corporate development. Mr. Mondry's retail expertise is especially relevant to our Crucial business.

Robert E. Switz was the Chairman, President, and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of network infrastructure products and services, from August 2003 until December 2010, when Tyco Electronics Ltd. acquired ADC. Mr. Switz joined ADC in 1994 and throughout his career there held numerous leadership positions. Within the past five years, Mr. Switz served on the Board of Directors of GT Advanced Technologies Inc., Broadcom Corporation, Cyan, Inc., Pulse Electronics Corporation, and Leap Wireless International, Inc. Mr. Switz currently serves on the Board of Directors for Marvell Technology Group Ltd., Gigamon, Inc., and FireEye, Inc. Mr. Switz holds an MBA from the University of Bridgeport and a BS in Business Administration from Quinnipiac University. Mr. Switz was appointed Chairman of the Board of Directors in 2012.

Mr. Switz's experience as Chief Executive Officer and Chairman of a leading technology company has given him expertise in the technology industry as well business operations, finance, corporate development, corporate governance and management.

There are no family relationships between any of our directors or executive officers.

The Board of Directors recommends voting "FOR" approval of the nominees listed above.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all our directors, officers and employees. A copy of the Micron Code of Business Conduct and Ethics is available at www.micron.com and is also available in print upon request. Any amendments or waivers of the Code of Business Conduct and Ethics will also be posted on our website within four business days of the amendment or waiver as required by applicable rules and regulations of the Securities and Exchange Commission ("SEC") and the Listing Rules of the NASDAQ Stock Market LLC ("NASDAQ").

Sustainability

We believe that a commitment to corporate sustainability and supporting our global community is a critical part of our mission to deliver innovative solutions that accelerate our customers' success. Our Board of Directors considers sustainability issues an integral part of its business oversight, and has encouraged a proactive approach toward mitigating our impact on the environment, supporting our team members and the communities in which they live, driving transparency and accountability in our supply chain, and developing products that support a sustainable future, and we report annually on our progress.

Director Independence

The Board of Directors has determined that directors Bailey, Beyer, Byrne, Johnson, Mondry and Switz qualify as independent directors. In determining the independence of our directors, the Board of Directors has adopted independence standards that mirror the criteria specified by applicable laws and regulations of the SEC and the Listing Rules of NASDAQ. None of these directors have a relationship with us, other than any relationship that is categorically not material under the guidelines referenced above. See "Certain Relationships and Related Transactions."

Board of Directors Leadership Structure

Mr. Switz has served as our Chairman of the Board of Directors since February 2012. We do not have a fixed policy on whether the roles of Chairman and Chief Executive Officer should be separate or combined. The decision is based on our and our shareholders' best interests under the circumstances existing at the time. In his role as Chairman, Mr. Switz oversees meetings of the independent directors and acts as a liaison between the independent directors and Chief Executive Officer.

Risk Assessment Role

The Board of Directors is responsible for overseeing the major risks we face and reviewing management's proposals for their mitigation. In addition, the Board of Directors has delegated oversight of certain categories of risk to the Audit, Compensation, Finance and Governance and Sustainability Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures, including cyber security, and the steps management has taken to monitor, control, and report such exposures. The Compensation Committee oversees management of risks relating to our compensation plans and programs. The Finance Committee oversees the Company's strategies for management of significant financial risks and contingent liabilities. The Governance and Sustainability Committee manages risks associated with Board of Directors' governance and director independence. The Audit, Compensation, Finance and Governance and Sustainability Committees report to the Board of Directors regularly on matters relating to the specific areas of risk the committees oversee.

Compensation Risks

We have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. We assessed our compensation programs to determine if the programs' provisions and operations create undesired or unintentional risk of a material nature. We also reviewed the results of our findings with our outside compensation consultant. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk-control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk-to-potential-reward and risk-control. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In most cases, our compensation policies and practices are centrally designed and administered and are substantially the same across the Company. Certain internal groups have different or supplemental compensation programs tailored to their specific operations and goals, and programs may differ by country due to variations in local laws and customs.

Compensation Consultant

The Compensation Committee annually engages a compensation consultant to provide a comprehensive review of executive compensation matters. Our compensation consultant provided the Compensation Committee with information for our officers on cash and non-cash compensation elements and historical and trend payment data.

The Compensation Committee has established procedures that it considers adequate to ensure that our compensation consultant's advice to the Compensation Committee remains objective and is not influenced by our management. These procedures include: a direct reporting relationship to the Compensation Committee; a provision in the Compensation Committee's engagement letter with the compensation consultant specifying what information, data, and recommendations can be shared with management; and an annual update to the Compensation Committee on the compensation consultant's relationship with us, including a summary of the work performed for us during the preceding 12 months. For fiscal 2017, the specific activities undertaken by the compensation consultants for us included:

•	review non-employee director compensation;

•	review the Compensation Peer Group (as defined in the Compensation Discussion and Analysis) and recommend any changes to its members;

•	benchmark total direct compensation and its components (salary, short-term incentives and long-term incentives) of our officers using several data sources;

•	evaluate our historical pay-for-performance relationship;

•	review the metrics and targets associated with the annual short-term incentives and long-term incentive plans;

•	review the proposed equity grants for executives, along with vesting recommendations;

•	assist with a risk assessment of our compensation practices;

•	review a draft of the compensation discussion and analysis component of proxy disclosure; and

•	attend the Compensation Committee meetings in which executive compensation matters are discussed.

Mercer, LLC ("Mercer") was our compensation consultant through the end of October 2016 and Meridian Compensation Partners, LLC ("Meridian") was our compensation consultant for the remainder of fiscal 2017. We paid Mercer and Meridian a total of $478,374 and $216,571, respectively, in fiscal 2017 for services provided. Meridian's services related exclusively to the executive and non-employee director compensation consulting work performed for the Compensation Committee and Governance and Sustainability Committee. Mercer was paid $40,665 for the executive and non-employee director compensation consulting work and $437,709 for work related to our 401(k) Plan and other human resource functions. The decision to use Mercer for services other than those provided to the Compensation Committee and Governance and Sustainability Committee was made by our management and not the Compensation Committee. Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies Inc. ("MMC"). The Company paid MMC $2,438,300 in fiscal 2017 for insurance services.

The Compensation Committee considered the independence of our compensation consultants in light of SEC rules and the Listing Rules of NASDAQ. The Compensation Committee received a letter from each compensation consultant addressing its independence, including the following factors: (i) other services provided to us by them; (ii) fees paid by us as a percentage of their total revenue; (iii) policies or procedures maintained by them that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) whether the individual consultants involved in the engagement owned shares of our Common Stock; and (vi) any business or personal relationships between our executive officers and them or the individual consultants involved in the engagement. The Compensation Committee concluded that there were no conflicts of interest with our compensation consultants.

Board of Directors Meetings and Committees

Our Board of Directors held five meetings during fiscal 2017. The Board of Directors met in Executive Session (meetings in which only non-employee directors are present) three times during fiscal 2017. In fiscal 2017, the Board of Directors had a standing Audit Committee, Compensation Committee, Finance Committee and Governance and Sustainability Committee. During fiscal 2017, the Audit Committee met nine times, the Compensation Committee met six times, the Finance Committee met seven times, and the Governance and Sustainability Committee met four times. In addition to formal committee meetings, the chairmen of each committee engaged in regular discussions with management regarding various issues relevant to their respective committees. All incumbent directors attended 75% or more of the total number of meetings of the Board of Directors during fiscal 2017. All incumbent directors who served on the Audit, Compensation, Finance and Governance and Sustainability Committees attended 75% or more of the total number of committee meetings during fiscal 2017. All members of our Board of Directors were present at the Fiscal 2016 Annual Meeting of Shareholders. We encourage director attendance at the Annual Meeting of Shareholders.

The Audit, Compensation, Finance, and Governance and Sustainability Committees each have written charters that comply with SEC and NASDAQ rules relating to corporate governance matters. Copies of the committee charters as well as our Corporate Governance Guidelines are available at www.micron.com and are also available in print upon request to corporatesecretary@micron.com. The Board of Directors has determined that all the members of the Audit, Compensation, and Governance and Sustainability Committees satisfy the independence requirements of applicable SEC laws and the Listing Rules of NASDAQ for such committees.

Our Corporate Governance Guidelines specify a mandatory retirement age of 75 for members of our Board of Directors and provide that the committee chair serve for no more than five years, but give the Board of Directors the discretion in each case to waive the requirement on an annual basis. The Board of Directors has waived the five-year chair limit for Ms. Johnson on the Audit Committee and Mr. Mondry on the Compensation and Governance and Sustainability Committees.

Audit Committee

Ms. Johnson and Messrs. Bailey and Switz currently serve on the Audit Committee. Ms. Johnson has served as the Chair of the Audit Committee since October 2010. The Board of Directors has determined that Ms. Johnson and Messrs. Bailey and Switz each qualify as an "audit committee financial expert" for purposes of the rules and regulations of the SEC and that each of these members are sufficiently proficient in reading and understanding our financial statements to serve on the Audit Committee. The purpose of the Audit Committee is to assist the Board of Directors in overseeing and monitoring:

•	the integrity of our financial statements;

•	the performance of our internal audit function;

•	the performance of our Independent Registered Public Accounting Firm;

•	the qualifications and independence of our Independent Registered Public Accounting Firm; and

•	our compliance with legal and regulatory requirements.

The Audit Committee is also responsible for preparing the Audit Committee report that is included in our annual Proxy Statement. See "Report of the Audit Committee of the Board of Directors." The complete duties and responsibilities of the Audit Committee are set forth in its written charter, which is available at www.micron.com and is also available in print upon request to corporatesecretary@micron.com.

Compensation Committee

Messrs. Beyer, Byrne and Mondry currently serve on the Compensation Committee of the Board of Directors. Mr. Mondry has served as the Chair of the Compensation Committee since January 2012. The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers. See the "Compensation Discussion and Analysis" and the "Compensation Committee Report" for information regarding how the Compensation Committee sets executive compensation levels. The Compensation Committee has authority to delegate any of its responsibilities to a subcommittee as it may deem appropriate in its judgment. The complete duties of the Compensation Committee are set forth in its written charter, which is available at www.micron.com and is also available in print upon request to corporatesecretary@micron.com.

Finance Committee

Ms. Johnson and Messrs. Mehrotra and Mondry currently serve on the Finance Committee. Mr. Durcan served on the Finance Committee for the portion of fiscal 2017 in which he was our CEO. Mr. Mehrotra replaced Mr. Durcan on the Finance Committee when he became our President and CEO in May 2017. Ms. Johnson has served as the Chair of the Finance Committee since October 2015. The Finance Committee represents and assists the Board of Directors in discharging its responsibilities with respect to our financial policies, financial strategies and capital structure. The complete duties of the Finance Committee are set forth in its written charter, which is available at www.micron.com and is also available in print upon request to corporatesecretary@micron.com.

Governance and Sustainability Committee

Messrs. Bailey, Byrne and Mondry currently serve on the Governance and Sustainability Committee. During fiscal 2017 Ms. Johnson and Messrs. Bailey, Beyer, Byrne, Mondry and Switz served on the Governance and Sustainability Committee. Mr. Mondry has served as Chair of the Governance and Sustainability Committee since October 2009. The responsibilities of the Governance and Sustainability Committee include assisting the Board of Directors in discharging its duties with respect to the following:

•	the identification and selection of nominees to our Board of Directors;

•	director compensation;

•	oversight and monitoring of the development and integration of material social and environmental strategies;

•	the development of our Corporate Governance Guidelines; and

•	the annual evaluations of the Board of Directors and its committees.

The complete duties and responsibilities of the Governance and Sustainability Committee are set forth in its written charter, which is available at www.micron.com and is also available in print upon request to corporatesecretary@micron.com.

The Governance and Sustainability Committee is responsible for identifying nominees for our Board of Directors. While we do not have a list of minimum qualifications that nominees must possess or a specific policy regarding diversity, the following factors are strongly considered by the Governance and Sustainability Committee in making its recommendations:

•substantial experience in the semiconductor industry or related industries;

•strong business acumen and judgment;

•excellent interpersonal skills;

•	business relationships with key individuals in industry, government and education that may be of significant assistance to us and our operations;

•	familiarity with accounting rules and practices; and

•	"independence" as defined and required by the Listing Rules of NASDAQ and relevant rules and regulations of the SEC.

In the event the Board of Directors determines that it would be advisable to add additional members to the Board of Directors, the Governance and Sustainability Committee works with a third party executive search firm to assist them in the identification and evaluation of potential candidates to our Board of Directors.

The Governance and Sustainability Committee will consider director nominee recommendations from shareholders. Shareholder recommendations for directors are subject to the same criteria used to evaluate other candidates. Shareholders wishing to recommend a prospective nominee should submit the candidate's name and qualifications to our Corporate Secretary at corporatesecretary@micron.com. Our Bylaws contain the provisions that address the process by which a shareholder may nominate an individual to stand for election to our Board of Directors. A copy of our Bylaws can be found on the Corporate Governance page of our website at www.micron.com and is available in print upon request to corporatesecretary@micron.com.

Executive Sessions and Communications with the Board of Directors

Mr. Switz has been the Chairman of our Board of Directors since February 2012. As part of his duties as Chairman, Mr. Switz chairs Executive Session meetings of our Board of Directors. Shareholders and interested parties wishing to communicate with our Board of Directors may contact Mr. Switz at chairman@micron.com.

COMPENSATION OF DIRECTORS

The Governance and Sustainability Committee of the Board of Directors oversees the setting of compensation for our non-employee members of the Board of Directors. Each year the Governance and Sustainability Committee works with our compensation consultant to review and evaluate director compensation for the ensuing fiscal year, in light of prevailing market conditions. The compensation consultant gathers and reviews market data for non-employee directors from the same Compensation Peer Group used to evaluate officer compensation. For a discussion of peer group companies please see "Executive Compensation and Related Information – Compensation Discussion and Analysis." Upon completion of its review and evaluation, the Governance and Sustainability Committee recommended that the Board of Directors make no changes to director compensation for fiscal 2017. In October 2017, the Governance and Sustainability Committee recommended increases to the annual retainer and committee chair amounts for fiscal 2018, as noted below.

Elements of Director Compensation

Annual Retainer and Committee Chair Remuneration

Non-employee directors are entitled to receive an annual retainer of $100,000 in fiscal 2017. The annual retainer paid to non-employee directors was increased to $125,000 starting October 25, 2017. Pursuant to our 2008 Director's Compensation Plan (the "DCP"), which operates as a sub-plan of the Amended and Restated 2007 Equity Incentive Plan (the 2007 Plan"), non-employee directors may elect to take some or all of their annual retainer in the form of cash, shares of Common Stock or deferred rights to receive Common Stock upon termination as a director. Employee directors receive no additional or special remuneration for their service as directors.

Set forth below are the amounts received by directors for their service as committee chair or Chairman of the Board of Directors:

	2018	2017
Audit Committee Chair	$35,000	$30,000
Compensation Committee Chair	30,000	20,000
Finance Committee Chair	20,000	15,000
Governance and Sustainability Committee Chair	20,000	15,000
Chairman of the Board of Directors	150,000	150,000

Except for the foregoing, directors do not receive any additional or special cash remuneration for their service on any of the committees established by the Board of Directors. We reimburse directors for travel and lodging expenses, if any, incurred in connection with attendance at Board of Directors' meetings.

Equity Award

Non-employee directors receive an annual equity award. Since fiscal 2007, the equity award has been exclusively in the form of restricted stock. The "targeted value" for the annual non-employee director equity award is established each year by the Board of Directors following discussions with our compensation consultant and has been set at $250,000 since fiscal 2015. The number of restricted shares awarded to each non-employee director is determined by dividing the applicable targeted value by the Fair Market Value of a share of our Common Stock, as defined under our equity plans. For purposes of our equity plans, "Fair Market Value" is the closing price of our Common Stock on the last market-trading day prior to the date of grant. The restrictions on the shares awarded in fiscal 2017 lapse for 100% of such shares on the first anniversary of the date of grant (the "Vesting Period"). Notwithstanding the foregoing, the restrictions will lapse for 100% of such shares in the event a director either reaches the mandatory retirement age or retires from the Board of Directors during the Vesting Period having achieved a minimum of three years of service with the Board of Directors prior to the effective date of their retirement.

Fiscal 2017 Director Compensation

The following table details the total compensation earned by our non-employee directors in fiscal 2017.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Robert L. Bailey	$100,000	$250,008	$350,008
Richard M. Beyer	100,000	250,008	350,008
Patrick J. Byrne	100,000	250,008	350,008
Mercedes Johnson	145,000	250,008	395,008
Lawrence N. Mondry	135,000	250,008	385,008
Robert E. Switz	250,000	250,008	500,008

(1)
On October 19, 2016, each director who was not an employee was granted 14,360 shares of restricted stock with a grant date fair value of $250,008 ($17.41 per share). For information on the restrictions associated with these awards, see "Elements of Director Compensation – Equity Award" above.

Stock Ownership Guidelines

We have established stock ownership guidelines for our directors. The minimum ownership guideline for directors is to hold shares with a value equal to five times their annual retainer. The minimum ownership guideline for our CEO is to hold shares with a value equal to five times his base salary. Directors are given five years to meet the ownership guidelines. The Governance and Sustainability Committee reviews the Ownership Guidelines annually and monitors each person's progress toward, and continued compliance with, the guidelines. Stock sales restrictions may be imposed upon directors if the stock ownership guidelines are not met. All our directors are in compliance with the guidelines.

The following table shows non-employee director compliance with the guidelines as of the Record Date:

Director	Guideline Multiplier	Guideline Amount	Compliance with Guideline
Robert L. Bailey	5	$625,000	Yes
Richard M. Beyer	5	625,000	Yes
Patrick J. Byrne	5	625,000	Yes
Mercedes Johnson	5	625,000	Yes
Lawrence N. Mondry	5	625,000	Yes
Robert E. Switz	5	625,000	Yes

Please refer to page 27 for information on the stock ownership guidelines for our Named Executive Officers, including Mr. Mehrotra.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth security beneficial ownership information of our Common Stock as of the Record Date, based on the most current information provided to us by the beneficial owners, available to us from our own records or provided in SEC filings made by the beneficial owners, for (i) persons known by us to own beneficially more than 5% of our Common Stock, (ii) each director, (iii) each Named Executive Officer listed in the "Summary Compensation Table" set forth herein, and (iv) all directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Total Beneficial Ownership	Percent of Class(3)
The Vanguard Group, Inc.(4)	82,136,863		82,136,863	7.1%
BlackRock, Inc.(5)	66,396,165		66,396,165	5.7%
PRIMECAP Management Company(6)	62,122,100		62,122,100	5.4%
Robert L. Bailey	117,299		117,299	*
Richard M. Beyer	75,075		75,075	*
Patrick J. Byrne	129,458		129,458	*
Scott J. DeBoer	120,104	53,240	173,344	*
Mercedes Johnson	60,548		60,548	*
Ernest E. Maddock	209,887	117,830	327,717	*
Sanjay Mehrotra	352,448		352,448	*
Lawrence N. Mondry	183,382		183,382	*
Joel Poppen	196,324	146,401	342,725	*
Robert E. Switz	145,257		145,257	*
Steven L. Thorsen, Jr.	187,736	68,264	256,000	*
D. Mark Durcan(7)	2,098,412	1,128,789	3,227,201	*
Brian M. Shirley	213,642	214,276	427,918	*
All directors and executive officers as a group (16 persons)	4,381,016	1,760,026	6,141,042	*

*	Represents less than 1% of shares outstanding

(1)	Excludes shares that may be acquired through the exercise of outstanding stock options.

(2)	Represents shares that an individual has a right to acquire within 60 days of the Record Date.

(3)	For purposes of calculating the Percent of Class, shares that the person or entity had a Right to Acquire are deemed to be outstanding when calculating the Percent of Class of such person or entity.

(4)
As of December 31, 2016, The Vanguard Group, Inc. ("Vanguard") had sole voting power as to 1,626,112 shares, sole dispositive power as to 80,321,498 shares, shared voting power as to 189,277 shares, and shared dispositive power as to 1,815,365 shares. This information was taken from Schedule 13G filed on February 10, 2017. Vanguard's business address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
As of December 31, 2016, BlackRock, Inc. had sole voting power as to 57,007,298 shares and sole dispositive power as to 66,396,165 shares. This information was taken from Schedule 13G filed on January 25, 2017. BlackRock's business address is 55 East 52nd Street, New York, NY 10055.

(6)
As of December 31, 2016, PRIMECAP Management Company had sole voting power as to 16,188,900 shares and sole dispositive power as to 62,122,100 shares. This information was taken from Schedule 13G filed on February 9, 2017. PRIMECAP Management Company's business address is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.

(7)	Includes 284,653 shares beneficially owned by C&E Partners L.P. and 544,527 vested stock options controlled by his ex-spouse for which Mr. Durcan has disclaimed ownership.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis presents material information helpful or necessary to understand the objectives and policies of our compensation program for executive officers and the compensation reported in the tables that follow. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals:

•	Scott J. DeBoer, our Executive Vice President, Technology Development;

•	Ernest E. Maddock, our Senior Vice President and Chief Financial Officer;

•	Sanjay Mehrotra, our President and Chief Executive Officer;

•	Joel L. Poppen, our Senior Vice President, Legal Affairs, General Counsel and Corporate Secretary; and

•	Steven L. Thorsen, Jr., our Senior Vice President, Worldwide Sales.

In addition, we have included information for two executives who served as executive officers for a portion of fiscal 2017: D. Mark Durcan, who served as our Chief Executive Officer until May 2017, and Brian M. Shirley, who is currently our Senior Vice President, DRAM and Emerging Memory Engineering and for a portion of fiscal 2017 served as an executive officer of the Company.

Throughout this discussion, the foregoing individuals are referred to as our "Named Executive Officers."

Executive Summary

Fiscal 2017 Highlights

•	We achieved record financial performance, generating $20.3 billion in revenue, $5.1 billion in GAAP net income and $8.2 billion in operating cash flow.

•
We improved our cost competitiveness by ramping 20 nm DRAM and 32-layer 3D NAND and introducing next generation 1X nm DRAM and 64-layer 3D NAND technologies into production.  We successfully executed our yield curve and production ramp plans for each of these technologies.

•	We increased sales of solid state drive ("SSD") and cloud server solutions by 137% and 290%, respectively. These trends reflect our focus on expanding high value solution sales.

•	We completed the acquisition of Inotera Memories, Inc. ("Inotera"), driving improved margins and free cash flow, while also enhancing our operational efficiency through greater scale.

•
We established a DRAM Center of Excellence in Taiwan, which centralizes front-end DRAM fabrication with back-end test, assembly and packaging.  Our DRAM Center of Excellence together with our existing NAND Center of Excellence in Singapore, enables operational cost efficiencies across our global manufacturing footprint.

•	We strengthened our balance sheet, growing cash, marketable investments, and restricted cash to $6.2 billion, while retiring $1.5 billion in debt.

Total Shareholder Return ("TSR")

The following chart shows our relative TSR data as compared to the median of our Compensation Peer Group.

Total Shareholder Return
450%
400%
350%
300%
250%
200%
150%
100%
50%
0%
-50%
23%
94%
47%
-2%
142%
415%
1-Year (%)
3-Year (%)
5-Year (%)
Peer Group Median
Micron

The information presented is based on closing prices on or nearest August 31 for each period presented above and represents annualized rates of return reflecting price appreciation plus reinvestment of dividends and the compounding effect of dividends paid, if any, on reinvested dividends. This table does not include our peer, EMC Corporation, as it merged with Dell Technologies Inc. in 2016.

Objective of our Executive Compensation Program

Our primary long-term corporate objective is to create superior value for our shareholders. The objective of the executive compensation program is to attract, motivate, reward, and retain highly qualified executive officers who are able to achieve the corporate objective of superior value for our shareholders. The executive compensation program is designed to provide a foundation of fixed compensation (base salary and time-based restricted shares) and a significant portion of performance-based compensation (short-term and long-term incentive opportunities, such as cash bonuses and performance-based restricted stock units), that align the interests of executives with those of our shareholders. We also use time-based stock options, the value of which is directly tied to stock price performance.

Compensation Highlights

•	CEO Compensation

◦
Mr. Mehrotra succeeded Mr. Durcan as CEO in May 2017. For fiscal 2017, Mr. Mehrotra's annual base salary was $1,200,000, his short-term incentive target was 150%, and his long-term incentive opportunity was $4,659,822. In addition, upon joining Micron, Mr. Mehrotra received a sign-on equity award valued at $9,111,590. Information on Mr. Mehrotra's compensation is included below under the heading "CEO Compensation – Mr. Mehrotra."

◦
In fiscal 2016, Mr. Durcan requested a voluntary and temporary pay reduction to align his salary with the Company's expense reduction initiatives. As a result of Mr. Durcan's request, the Compensation Committee reduced his annual base salary by 50% to $525,000 ("Voluntary Salary Reduction") and his long-term incentive opportunity from $8,000,000 to $5,000,000 ("Voluntary LTI Reduction"). Mr. Durcan's short-term incentive target percentage did not change. For fiscal 2017, Mr. Durcan's annual base salary and long-term incentive opportunity were restored to $1,050,000 and $8,000,000, respectively. Information on Mr. Durcan's compensation is included below under the heading "CEO Compensation – Mr. Durcan."

•
In October 2016, the Compensation Committee set compensation levels and performance goals for fiscal 2017 based on a review of financial results, projections, individual contributions, strategic objectives, Market Data (as defined below), and market conditions.

◦	As a result of this review, fiscal 2016 compensation levels for our Named Executive Officers (other than Mr. Mehrotra, who joined Micron in May 2017) were adjusted for fiscal 2017 as follows:

Executive Officer	Base Salary	Short-term Incentive(1)	Long-term Incentive
Scott J. DeBoer	Unchanged	Unchanged	Increased
Ernest E. Maddock	Increased	Unchanged	Increased
Joel L. Poppen	Increased	Unchanged	Unchanged
Steven L. Thorsen, Jr.	Unchanged	Unchanged	Unchanged
D. Mark Durcan	Increased(2)	Unchanged	Increased(2)
Brian M. Shirley	Unchanged	Unchanged	Unchanged

(1)	As a percentage of base salary.

(2)
See above for a discussion of Mr. Durcan's Voluntary Salary Reduction and Voluntary LTI Reduction. For fiscal 2017, Mr. Durcan's annual base salary and long-term incentive opportunity were restored to $1,050,000 and $8,000,000, respectively.

◦
Our Named Executive Officers are eligible to earn short-term incentive awards pursuant to our Executive Officer Performance Incentive Plan ("EIP"). The Compensation Committee selected performance goals for our Named Executive Officers due to their correlation to the creation of shareholder value and their alignment with our strategic objectives. For fiscal 2017, our corporate goals were tied to profitability, and achieving certain technology and product milestones.

◦	The following pay mix, based on target amounts, was established for our Named Executive Officers for fiscal 2017:

Pay Mix Percentage of Overall Pay
70%
70%
82%
63%
66%
75%
72%
13%
15%
11%
16%
16%
15%
14%
17%
15%
7%
21%
18%
10%
14%
DeBoer
Maddock
Mehrotra
Poppen
Thorsen
Durcan
Shirley
Base Salary
Short-term Incentive
Long-term Incentive

◦
For our fiscal 2017 long-term equity incentives, we used a mix of 25% stock options, 45% time-based restricted stock and 30% performance-based restricted stock units, other than for Mr. Mehrotra, whose initial long-term equity incentive award was comprised of a mix of 50% stock options and 50% time-based restricted stock.

◦
The metrics for our performance-based restricted stock units include a return on assets ("ROA") metric and a relative TSR metric, both with a three-year measurement period. We believe a three-year period better measures our performance because of the volatility in our business and stock price.

Corporate Governance and Compensation Practices Highlights

•	The EIP is performance-based and we have no history of changing performance metrics mid-cycle.

•
We offer limited perquisites to our Named Executive Officers and, other than the Deferred Compensation Plan, we do not offer any special retirement benefits for our Named Executive Officers other than participation in our retirement plans on the same basis as other employees.

•	We do not have agreements with our Names Executive Officers that provide tax gross-up protection for change in control excise taxes.

•	Our equity incentive plans prohibit repricing of options or stock appreciation rights ("SARs") (directly or indirectly) without prior shareholder approval.

•
Our equity incentive plans were amended in August 2016 to replace "single-trigger" vesting provisions with "double-trigger" vesting provisions in the event of a change in control for awards granted after August 25, 2016.

•	Our insider trading policy prohibits our officers and directors from engaging in pledging or hedging activities involving our stock.

•	We have an independent Chairman of the Board of Directors.

•
We have a compensation recoupment ("clawback") policy that provides for recoupment of incentive compensation paid to current and former officers in the event of an accounting restatement due to material noncompliance.

•	Our executive officers and directors were in compliance with our stock ownership guidelines for fiscal 2017.

Consideration of the Fiscal 2016 Advisory Vote on Executive Compensation

At the Fiscal 2016 Annual Meeting of Shareholders on January 18, 2017, in our annual advisory vote on executive compensation, over 96% of the shares voted in support of the compensation of our Named Executive Officers. The Compensation Committee appreciates and values the views of our shareholders. In considering the results of the fiscal 2016 advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our executive officers and our overall executive pay practices have strong shareholder support and have been effective in implementing our stated compensation philosophy and objectives. The Compensation Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Compensation Committee intends to continue to seek the advice and counsel of its compensation advisors. Our shareholders may communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board of Directors. Please refer to "Executive Sessions and Communications with the Board of Directors" on page 9 for information about communicating with the Board of Directors.

Oversight of the Executive Compensation Program

Our executive compensation program is administered by the Compensation Committee. The Compensation Committee assists the Board of Directors in discharging its responsibilities with respect to the compensation of our officers. The Compensation Committee has direct responsibility to review and approve corporate goals and objectives used to determine the CEO's compensation, evaluate his performance in light of such goals and objectives, and determine and approve his compensation level based on that evaluation. The Compensation Committee also reviews the evaluation process and compensation structure for our Named Executive Officers and approves their compensation.

The Compensation Committee annually engages an outside compensation consultant. The Compensation Committee also works closely with our CEO with respect to the determination of compensation of other officers. A more complete description of the Compensation Committee's responsibilities is provided in the Compensation Committee's Charter approved by the Board of Directors, which can be found on our website, www.micron.com. A more complete description of the role of the CEO and our compensation consultant in the compensation process is described later in this Compensation Discussion and Analysis. Additional information regarding our compensation consultant, the specific activities they undertake for us, and their fees can be found under "Corporate Governance – Compensation Consultant" on page 6.

Guiding Principles

We believe we have the best opportunity to attract, motivate, reward and retain qualified individuals, and thus meet our overall objective of increasing shareholder value, by offering a compensation package that is "reasonable" and "competitive" with what our executives could otherwise obtain in the market, and especially from companies within our Compensation Peer Group. Our Compensation Peer Group consists of companies that we believe are especially likely to be our competitors for executive talent and is discussed further in "Market Data Defined" below. What is "reasonable" and "competitive" is gauged against the Market Data and reviewed by the Compensation Committee for each of the primary elements of compensation.

Reasonable

As an indication of reasonableness, the Compensation Committee considers the Market Data median. We believe it is important to retain flexibility in determining the compensation of our officers and, when appropriate, to deviate from the Market Data median due to factors such as:

•
differences in position and level of responsibility among officers, both in absolute terms and relative to our other officers and as compared to similarly situated officers within the Compensation Peer Group,

•	past and anticipated contributions,

•	technical expertise,

•	Company performance,

•	applicable business unit performance, and

•	length of service and/or experience both in absolute terms and relative to our other officers and as compared to officers within the Compensation Peer Group.

The semiconductor industry is highly volatile and Market Data, which is a compilation of data from many companies, may change dramatically from year to year. Market Data can change as compensation practices change, executives retire or are replaced with less experienced and lower-paid executives, goals are achieved or not achieved resulting in varying payouts, participants in proprietary surveys change, and the completeness or accuracy of compensation data improves or deteriorates. Accordingly, what may have been the "median" or within a reasonable range of competitiveness in one year, may be higher or lower for the next. For this reason, even though the Compensation Committee manages compensation in accordance with such guiding principles, officer compensation may vary, above or below the median, or a range from the median, year over year.

Competitive

Given our experience, as well as advice we have received from our compensation consultant, we believe a competitive compensation package will consider and measure compensation practices for executive positions with respect to three primary elements of compensation:

•	base compensation (salary),

•	short-term incentive compensation (cash bonus programs), and

•	long-term incentive compensation (stock options, time-based restricted stock and performance-based restricted stock units).

We do not require that a particular element comprise a set portion of the total compensation mix. We do believe, however, that a significant portion of the compensation should be variable (such as performance-based incentives) as compared to fixed (such as base salary and time-based restricted shares) and that such variable compensation aligns executives' interests with those of our shareholders. Additionally, although the Compensation Committee reviews total direct compensation (which is the sum of base salary, short-term incentive and long-term incentive compensation) for each of our Named Executive Officers, it does not have a fixed objective with respect to such total direct compensation.

Compensation-setting Process and the Determination of Compensation Levels

The Compensation Committee reviews the compensation of our executive officers on an annual basis and sets compensation levels at the beginning of each fiscal year. As part of this process, the Compensation Committee reviews our financial results for the year just ended, projections for future periods, our strategic business plan and the Market Data provided by our compensation consultant. The Compensation Committee also works with our CEO to establish performance goals that further our strategic objectives.

Our compensation consultant reviews the most recent available data and identifies the Market Data values for the 25th, 50th (i.e. median) and 75th percentile with respect to each position or rank. Our compensation consultant compares our compensation data, both as to elements and amounts to be paid or potential value to be delivered, with that of the Market Data and reports its findings to the CEO and the Compensation Committee. Our CEO works with our compensation consultant by providing our financial data with respect to the most-recently completed fiscal year. The CEO also reviews projected financial results for the current fiscal year and our strategic business plan. The CEO makes suggestions as to base salary, recommends a potential set of company-wide and/or business unit metrics and targets for the current fiscal year with respect to short-term incentives and offers suggestions as to long-term incentive compensation for the executive officers other than himself. He makes no recommendations as to his own level of compensation. The Compensation Committee reviews the Market Data, discusses the Market Data with the CEO and with the compensation consultant, discusses individual officer performance based on input from the CEO and, without the CEO present, discusses the CEO's own performance for the most-recently completed fiscal year and anticipated performance for the current year. The Compensation Committee uses the Market Data and the deliberations to determine whether our compensation is competitive and reasonable as described above and whether, and to what extent, the Compensation Committee believes it would be appropriate to deviate from the Market Data and competitive practices. Following this deliberation, the Compensation Committee exercises its business judgment to certify the payment of compensation based on the financial results for the most-recently completed fiscal year, and approves the compensation for the current fiscal year, including the metrics and targets for the current year.

Components of the Executive Compensation Program

Fiscal 2017 Base Salaries

The purpose of a competitive base salary is to compensate executives for performing their day-to-day job responsibilities. Base salaries are generally targeted to approximate the Market Data median but may be above or below depending upon an executive's contributions, experience, performance and length of service. At the completion of fiscal 2016, the Market Data showed that the base salaries of our Named Executive Officers were below the 50th percentile for their positions or ranks. The following table shows our Named Executive Officers' fiscal 2017 salaries as compared to fiscal 2016.

Executive Officer	Fiscal 2017 Base Salary	Base Salary % Change From Fiscal 2016
Scott J. DeBoer	$470,000	—%
Ernest E. Maddock	620,000	13%
Sanjay Mehrotra	1,200,000	N/A
Joel L. Poppen	525,000	5%
Steven L. Thorsen, Jr.	485,000	—%
D. Mark Durcan(1)	1,050,000	100%
Brian M. Shirley	630,000	—%

(1)	See page 14 for a discussion of Mr. Durcan's Voluntary Salary Reduction and Voluntary LTI Reduction.

Fiscal 2017 Short-Term Incentive Awards

With respect to short-term incentive compensation, we pay for achievement of financial, operational and strategic objectives approved by the Compensation Committee at the beginning of each fiscal year. The short-term incentive opportunities are set to be competitive with market practices but actual incentive payouts are commensurate with achievement. Thus, we have adopted a "pay for performance" approach as it relates to short-term incentives.

We provided annual short-term incentive cash awards to our executive officers pursuant to the EIP. The EIP was last approved by our shareholders in January 2015. The purpose of the EIP is to attract, retain and reward qualified executives, who are important to our success, by providing performance-based, incentive cash awards for outstanding performance at the individual, business-unit and/or company-wide level.

The short-term incentive "opportunity" ("Target Award") for each officer is stated in terms of a specified percentage of such officer's base salary and is designed to reward participants for the achievement of specified short-term company-wide and/or business unit financial, operational or strategic goals. The Compensation Committee believes the pre-determined goals, regardless of whether tied to company-wide or business unit performance, promote our long-term success and shareholder value.

The Compensation Committee established the following goals for fiscal 2017:

•	Profitability – achieving targeted levels of net income; and

•	Technology and Product Milestones – achieving certain milestones related to our DRAM and NAND technology and products.

The target incentive amounts payable under the EIP for achievement of the fiscal 2017 goals are shown in the columns "Estimated Future Payouts under Non-Equity Incentive Plan Awards" of the "Grants of Plan-Based Awards in Fiscal 2017" table. All goals were established with threshold (50%), target (100%) and maximum (200%) payout levels, with the threshold, target and maximum payouts requiring a significant level of execution and effort and no assurance of goal achievement.

The Target Awards established for fiscal 2017 for our Named Executive Officers were measured against the Market Data median. However, opportunities are not necessarily limited to the Market Data median, but are considered within the factors described under the section labeled "Reasonable" above. For fiscal 2017, the following Target Awards were established, and were unchanged from fiscal 2016:

Executive Officer	% of Base Salary
Scott J. DeBoer	80%
Ernest E. Maddock	100%
Sanjay Mehrotra	150%
Joel L. Poppen	80%
Steven L. Thorsen, Jr.	90%
D. Mark Durcan	150%
Brian M. Shirley	100%

The following table shows the Target Award weightings and levels of achievement of the EIP goals for our Named Executive Officers. The weightings reflect each Named Executive Officer's responsibilities and ability to affect the attainment of the goal.

EIP Weightings (as Percentage of Target Incentive)

Goals	Weighting	% of Target Achieved
Profitability	50%	200%
Technology and Product Milestones	50%	200%
Overall weighted-average achievement		200%

The levels of achievement were reviewed by the Compensation Committee based on fiscal 2017 results and our Named Executive Officers received bonuses in the following amounts:

Executive Officer	% of Target Achieved	Bonus Paid
Scott J. DeBoer	200%	$752,000
Ernest E. Maddock	200%	1,240,000
Sanjay Mehrotra(1)	200%	1,147,253
Joel L. Poppen	200%	840,000
Steven L. Thorsen, Jr.	200%	873,000
D. Mark Durcan(2)	200%	3,000,000
Brian M. Shirley	200%	1,260,000

(1)	Mr. Mehrotra's bonus was prorated to reflect his length of service in fiscal 2017.

(2)	Mr. Durcan's bonus was capped at $3,000,000 pursuant to the maximum award limit imposed by the EIP.

The EIP calls for certain performance goals to be modified with respect to major corporate transactions if permitted by Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"). These events are more fully described in the EIP. Additionally, the Compensation Committee has the discretion to modify performance goals with respect to Target Awards that are not intended to satisfy Section 162(m) if the Compensation Committee determines that due to changes in our business, operations, corporate or capital structure, the existing performance goals are rendered unsuitable for a given performance period. Upon the occurrence of a "change in control" (as defined in the EIP), performance periods are deemed to have ended and the Compensation Committee will determine whether performance goals were achieved. Finally, the Compensation Committee always retains the ability to exercise "negative discretion" and reduce an amount otherwise earned pursuant to the EIP.

Fiscal 2017 Long-Term Equity Incentives

We believe long-term incentive compensation should be tied to our success and increase in shareholder value. Accordingly, stock options and performance-based restricted stock unit awards are significant components of our executive compensation program. We believe these types of awards are especially aligned with shareholders' interests as their value is dependent upon stock price performance or the achievement of certain milestones. To ensure our long-term incentive program helps retain executives, we also grant time-based restricted stock awards. The Compensation Committee reviews peer data related to mix and works with our compensation consultant to determine the allocation and type of performance- and time-based awards to grant each fiscal year. In setting fiscal 2017 compensation, the Compensation Committee did not change the mix of long-term equity incentives for our Named Executive Officers from the 25% stock options, 45% time-based restricted stock and 30% performance-based restricted stock unit mix established last year. This mix did not apply to Mr. Mehrotra's long-term incentive award for fiscal 2017, however, because at the time of his hiring, Mr. Mehrotra was granted a long-term equity incentive award of 50% time-based restricted stock and 50% stock options. For information on Mr. Mehrotra's long-term equity incentive, please see the discussion below on CEO compensation.

With respect to time-based restricted stock awards for fiscal 2017, restrictions lapse as to one-fourth of the shares on each anniversary of the grant date. With respect to stock option awards for fiscal 2017, one-fourth of the shares vest on each anniversary of the grant date. With respect to the performance-based restricted stock unit awards for fiscal 2017, our Named Executive Officers (other than Mr. Mehrotra, who did not receive a performance-based award for fiscal 2017 due to the fact that he started late in the fiscal year) received awards related to two different performance goals; half of the performance shares are tied to achieving a specified ROA over a three fiscal year period and the other half are tied to achieving a specified level of TSR relative to the S&P 500 over a three-fiscal year period (the three-fiscal year period for both the ROA and relative TSR goal is referred to herein as the "Share Performance Period"). The number of shares that will be received at the end of the Share Performance Period varies between 0% and 200% of the targeted share amount and is dependent upon the level of achievement. All threshold, target and maximum amounts require significant execution and effort with no assurance of achievement guaranteed. In the absence of at least the threshold ROA or relative TSR amount being achieved, the restrictions will not lapse and the shares will be forfeited.

In determining the amount of the long-term equity incentive awards for our Named Executive Officers, the Compensation Committee reviewed the Market Data and information provided by Mr. Durcan related to the other officer's performance and his recommendation as to the amount of their awards. For information on Messrs. Mehrotra and Durcan's long-term equity incentive, please see the discussion below on CEO compensation. The following table shows our Named Executive Officers' fiscal 2017 long-term equity incentives:

Executive Officer	Fiscal 2017 Long-Term Equity Incentives(1)
Scott J. DeBoer	$2,000,000
Ernest E. Maddock	3,000,000
Sanjay Mehrotra(2)	13,771,412
Joel L. Poppen	1,605,000
Steven L. Thorsen, Jr.	1,764,000
D. Mark Durcan	8,000,000
Brian M. Shirley	3,254,000

(1)	Reflects target grant-date fair value.

(2)	Includes both Mr. Mehrotra's fiscal 2017 award and sign-on award.

We have not and do not plan to time the granting of long-term incentive awards (or the payment of any other compensation) with the release of material, non-public information. Historically, long-term incentive awards have been made in the first quarter of the fiscal year with the exact grant date corresponding with the date of the meeting of the Compensation Committee. Historically, long-term incentive grants to the Named Executive Officers are approved by the Compensation Committee on the same day as the grants to other executive officers and the exercise price of stock options is equal to the fair market value of our Common Stock as defined by the equity plan pursuant to which the award is granted. For purposes of our equity plans, fair market value is defined as the closing price as quoted on NASDAQ for the last market-trading day prior to the date of grant.

Other Fiscal 2017 Employee Benefits

We provide a competitive level of time off, health, life, disability, and retirement benefits to substantially all employees. The Named Executive Officers participate in the same plans as our other employees. Executive perquisites, which for us are minor in scope and amount, are not considered to be material elements of compensation.

CEO Compensation – Mr. Mehrotra

The following charts show one-year relative TSR data and CEO compensation for us and our Compensation Peer Group. The information presented in the chart below is based on closing prices of our Common Stock on August 31, 2016, and August 31, 2017, and represents the rates of return of our Common Stock reflecting price appreciation plus reinvestment of any dividends and the compounding effect of any dividends paid on reinvested dividends.

The CEO pay information presented in the charts below represents peer compensation data via proxies presented to the Compensation Committee in October 2016. The 50th percentile presented in the charts below represents total target direct compensation (i.e. the sum of base salary, short-term incentive and long-term incentive compensation).

This data was considered by the Compensation Committee when establishing Mr. Mehrotra's total target direct compensation for fiscal 2017. The charts above do not include our peer, EMC Corporation, as it merged with Dell Technologies Inc in 2016.

The Compensation Committee reviewed Market Data in setting Mr. Mehrotra's compensation for fiscal 2017. Mr. Mehrotra's compensation is comprised of the following elements:

Base Salary

Mr. Mehrotra's base salary for fiscal 2017 was $1,200,000.

Short-Term Incentive

Mr. Mehrotra's short-term incentive target was 150% of his base salary for fiscal 2017. Market Data showed that a short-term incentive of 150% of base salary was the median for CEOs.

Long-Term Equity Incentive

Mr. Mehrotra joined Micron in May 2017 and his long-term equity incentive opportunity for fiscal 2017 was $4,659,822. Mr. Mehrotra also received a sign-on bonus in the form of a long-term equity award equal to $9,111,590. These equity awards were comprised of 50% time-based restricted stock and 50% stock options.

The following table sets forth the elements and amounts of Mr. Mehrotra's long-term incentive awards:

Awards	Number of Options/ Shares(1)	Grant Date Fair Value(1)
Fiscal 2017
Stock Options	193,539	$2,329,938
Time-based Restricted Stock	82,620	2,329,884
	276,159	4,659,822
Sign-on
Stock Options	378,437	4,555,852
Time-based Restricted Stock	161,551	4,555,738
	539,988	9,111,590

Total Long-term Incentive	816,147	$13,771,412

(1)
Information related to Mr. Mehrotra's long-term incentive award is also included in the "Grants of Plan-Based Awards in Fiscal 2017" table. The stock options are listed in the column "All Other Option Awards: Number of Securities Underlying Options," the time-based share amounts are listed in the column "All Other Stock Awards: Number of Shares of Stock or Units." The values included in those tables reflect the grant-date fair value under ASC 718.

Other Compensation

The Compensation Committee agreed to reimburse Mr. Mehrotra for legal fees incurred in connection with his joining the Company, commuting expenses, and federal, state and other income taxes resulting from imputed income related to his commuting expenses. See footnote 6 to the Fiscal 2017 Summary Compensation Table for additional information.

CEO Compensation – Mr. Durcan

Base Salary

In fiscal 2016, Mr. Durcan requested a voluntary and temporary pay reduction to align his salary with the Company's expense reduction initiatives. As a result of Mr. Durcan's request, the Compensation Committee reduced his annual base salary by 50% to $525,000. For fiscal 2017, Mr. Durcan's annual base salary was restored to $1,050,000.

Short-Term Incentive

Mr. Durcan's short-term incentive target remained at 150% of his base salary for fiscal 2017. Market Data showed that a short-term incentive of 150% of base salary was the median for CEOs.

Long-Term Equity Incentive

In fiscal 2016, Mr. Durcan requested a voluntary and temporary pay reduction to align his salary with the Company's expense reduction initiatives. As a result of Mr. Durcan's request, the Compensation Committee reduced his long-term incentive opportunity from $8,000,000 to $5,000,000. For fiscal 2017, Mr. Durcan's long-term incentive opportunity was restored to $8,000,000.

Mr. Durcan's long-term incentive was comprised of 25% stock options, 45% time-based restricted shares and 30% performance-based restricted shares. The following table sets forth the elements and aggregate amounts of Mr. Durcan's long-term incentive award for fiscal 2017:

Award Type	Number of Options/ Shares(1)	Grant Date Fair Value(1)
Stock Options	261,121	$1,999,999
Time-based Restricted Stock	206,778	3,600,005
Performance-based Restricted Stock Units	113,174	2,400,007
	581,073	$8,000,011

(1)
Information related to Mr. Durcan's long-term incentive award is also included in the "Grants of Plan-Based Awards in Fiscal 2017" table. The stock options are listed in the column "All Other Option Awards: Number of Securities Underlying Options," the time-based share amounts are listed in the column "All Other Stock Awards: Number of Shares of Stock or Units," and the performance-based share amounts are listed in the column "Estimated Future Payouts under Equity Incentive Plan Awards Target." The values included in those tables reflect the grant-date fair value under ASC 718.

Modification of Performance-based Restricted Stock Units

Mr. Durcan resigned from the Company in August 2017 after 33 years of service. In connection with his resignation, Mr. Durcan agreed to provide limited advisory services to the Company after his resignation. As consideration for these advisory services, the Compensation Committee modified Mr. Durcan’s 2017 and 2016 performance-based restricted stock unit ("PRSU") awards to provide for the continued vesting of these awards through the end of their three-year performance period, with the determination of the number of shares, to be issued, if any, at the end of each performance period being based on actual achievement of the performance condition, and prorated based on time employed during the applicable performance period. The table below reflects the impact of these modifications:

Award	Number of Shares Subject to Modification	Incremental Fair Value due to Modification
Fiscal 2017 PRSU	35,166	$1,505,150
Fiscal 2016 PRSU	46,906	1,989,280
	82,072	$3,494,430

Severance and Change in Control Arrangements

Severance Agreements

President and Chief Executive Officer

At the time of his hire, we entered into an executive agreement with Mr. Mehrotra (the "Executive Agreement") providing for severance benefits. The Executive Agreement provides that if Mr. Mehrotra’s employment is terminated (i) as result of his death or "disability," (ii) by us without "cause" or (iii) as a result of Mr. Mehrotra’s resignation for "good reason," then in addition to receiving his accrued base salary, accrued vacation pay, and other earned and vested employee benefits, Mr. Mehrotra will receive the following severance benefits:

•
salary continuation equal to two times Mr. Mehrotra’s salary in effect upon the date of termination paid in installments during the one-year period following termination (or paid in a lump sum if Mr. Mehrotra’s termination of employment occurs on, or within 12 months after, a "change in control");

•	a pro-rated annual bonus under the EIP for the year of termination, subject to achievement of applicable performance criteria, paid in accordance with the terms of the EIP;

•	an additional bonus of two times Mr. Mehrotra’s target annual bonus under the EIP for the year of termination paid on the anniversary of Mr. Mehrotra’s termination;

•
continued vesting (and exercisability) of any options, restricted stock or other time-based, and, subject to achievement of applicable performance criteria, performance-based equity for the one-year period following Mr. Mehrotra’s termination of employment; and

•
a cash payment equal to the medical benefits and employer qualified plan matching contributions Mr. Mehrotra would have received had Mr. Mehrotra remained employed for an additional two years, paid in a lump sum following termination.

If Mr. Mehrotra’s severance benefits become payable on account of his "good reason" resignation prior to a "change in control," the unvested portion of his sign-on equity award will be forfeited and, in addition, if Mr. Mehrotra becomes employed within one year of his termination of employment, the unpaid portion of his salary continuation benefit will be forfeited. The Executive Agreement also includes a "cut-back" provision, which provides that Mr. Mehrotra’s benefits under the Executive Agreement will be reduced so that no excise tax will apply under Section 280G of the Code, if such reduction will result in a higher net after-tax benefit to Mr. Mehrotra; provided that we will provide no tax gross-up under the Executive Agreement. Mr. Mehrotra’s entitlement to the benefits provided under the Executive Agreement are conditioned on Mr. Mehrotra signing a release of claims in favor of Micron and on Mr. Mehrotra’s compliance with terms of our non-competition, non-solicitation, and non-disclosure agreement.

Other Named Executive Officers

With the exception of Mr. Mehrotra, each of our Named Executive Officers have a similar severance agreement in place (the "NEO Severance Agreements"). We believe severance agreements for certain of our officers are in the best interests of us and our shareholders. The NEO Severance Agreements help us attract and retain qualified executive talent, promote candid discussion among our officers, help provide for a smooth transition when there is a change in management, provide the officer with benefits in consideration of a promise not to compete with us after termination of employment, and release us, and our officers, directors, employees and agents from any and all claims.

The NEO Severance Agreements provide for severance benefits upon termination of employment. The NEO Severance Agreements provide for a "Transition Period," which begins upon a "separation of service" as defined in Section 409A of the Code, regardless of when a termination of employment or loss of officer status occurs, and ends after a period of one year. The NEO Severance Agreements were amended in November 2017 to eliminate the continued vesting of equity awards granted on or after October 24, 2017, during the Transition Period in the event of a voluntary termination or termination for cause.

Provided a Named Executive Officer complies with post-employment obligations and restrictions described below and all other terms of the Severance Agreement, the Named Executive Officer is entitled to receive compensation during the Transition Period equivalent to the compensation and benefits customarily provided to such Named Executive Officer while employed including, but not limited to, salary, executive bonus, and in the case of equity awards granted prior to October 24, 2017, continued vesting of outstanding stock options and restricted shares. With respect to cash and equity awards that are performance-based, the Named Executive Officer is entitled to receive such awards only if the goals are achieved before or during the applicable Transition Period. Such terminated Named Executive Officers are not entitled to receive any new awards under our equity plans or the EIP or to the payment of any compensation that would be deferred past the Transition Period due to payment criteria of an incentive program, as those criteria exist as of the Termination Date.

Terminated Named Executive Officers are subject to the following obligations and restrictions:

•	a one-year non-competition obligation,

•	confidentiality obligations related to our proprietary and confidential information that last indefinitely,

•
a non-disparagement and confidentiality obligation surrounding the reasons for, and circumstances of, the Named Executive Officer's termination of employment or change in officer status that lasts indefinitely. However, we may disclose such information if we determine, in our sole discretion, it is either required by law to be disclosed or necessary to be disclosed to serve a valid business purpose, and

•	non-solicitation and non-interference provisions relating to our employees and business partners that last at least one year.

Upon receipt of all benefits under the NEO Severance Agreement, we and the Named Executive Officer are considered to have settled, waived, and voluntarily released any and all claims each has or may have against the other, inclusive of any of our affiliates, officers, directors, employees or agents, both individually and in their official capacities, which claims are accruing prior to the end of the Transition Period.

Estimated Severance Payments

See "Executive Agreement and NEO Severance Agreements" on page 38 for a description of the (1) estimated severance amounts as of the end of fiscal 2017 for Messrs. DeBoer, Maddock, Mehrotra, Poppen, Shirley and Thorsen, and (2) severance amounts for Mr. Durcan.

Change in Control Arrangements

We do not have separate change in control agreements for our Named Executive Officers and directors. The Executive Agreement and the NEO Severance Agreements referenced above provide for transitional benefits in the event of termination of employment, including following a change in control. In addition, under the terms of our EIP and our equity compensation plans, awards may be substituted, assumed or accelerated upon a change in control, depending upon the circumstances. In August 2016, the Compensation Committee amended our equity plans to replace "single-trigger" vesting provisions with "double-trigger" vesting provisions in the event of a change in control. As a result, if awards granted after August 25, 2016, are assumed by a successor in connection with a change in control, such awards will not automatically vest and pay out solely as a result of the change in control. Instead, such awards will only vest if within one year after the effective date of the change in control, the participant’s employment is terminated without cause or, in the case of certain participants including our Named Executive Officers, if the participant resigns for good reason. Time-based awards granted prior to August 25, 2016, become fully vested or the applicable restrictions lapse upon a change in control. Performance-based awards granted prior to August 25, 2016, are treated as if all required performance goals were satisfied and are paid within 30 days on a pro-rata basis based on the amount of the performance period completed as of the date of the change in control. The compensation that Named Executive Officers could receive if a change of control occurs is intended to enable them to objectively evaluate whether a potential change in control is in the best interest of us and our shareholders. Estimated value that the Named Executive Officers could receive from our change in control provisions can be found in "Change in Control" on page 39.

Consideration of Tax Consequences when Making Compensation Decisions

Section 162(m) generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to certain of our Named Executive Officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The key components of our long-term incentives in the form of stock option grants and performance-based restricted stock unit awards are designed to comply with the statute. Awards under the EIP also are generally designed to comply with the statute. A number of requirements must be met for particular compensation to qualify, however, there can be no assurance that such compensation will be fully deductible under all circumstances. Although the Compensation Committee believes it is important to preserve the deductibility of compensation under Section 162(m) whenever practicable, it reserves the right to grant or approve compensation or awards that may be non-deductible when it believes such compensation or awards are in our and our shareholders' best interests.

"Market Data" Defined

Compensation data is gathered by our compensation consultant from proxy statements of the Compensation Peer Group and from published compensation surveys. The relevant survey and Compensation Peer Group data for fiscal 2017, each as discussed below, were weighted equally by the Compensation Committee and are collectively referred to throughout this discussion as the "Market Data."

Compensation Peer Group Data

Data is gathered from proxy statements and other documents that are filed with the SEC to develop the Compensation Peer Group data.

The compensation consultant works with the Compensation Committee and our management team, including our CEO, to identify peer companies for compensation comparison purposes. The peer companies are primarily selected based on their industry, degree of business match (i.e., semiconductor or electronics manufacturing), and comparability of revenue size. All the peer companies have a Global Industry Classification Standard economic sector classification of Information Technology and an industry classification related to semiconductor or other electronic equipment. The companies selected generally fall within a revenue range of approximately 70% to 200% of the size of Micron and have a high degree of business match. We believe our custom peer group is comprised of companies that are likely to be our competitors for executive talent.

Each year the Compensation Committee reevaluates the composition of our Compensation Peer Group to ensure that it reflects industry or economic changes that may have occurred during the fiscal year, such as changes in business strategies, operations, revenues, product lines or availability of information. For fiscal 2017, the composition of our Compensation Peer Group did not change, and is comprised of:

Applied Materials, Inc.	Jabil Circuit, Inc.
Broadcom Limited	Medtronic Inc.
Corning Incorporated	QUALCOMM Incorporated
Danaher Corporation	Seagate Technology Plc.
Eaton Corporation, Plc.	TE Connectivity Ltd.
EMC Corporation	Texas Instruments Incorporated
Emerson Electric Co.	Thermo Fisher Scientific Inc.
Flextronics International	Western Digital Corp.

These companies are referred to in the compensation discussion and analysis as the "Compensation Peer Group."

When collecting and assessing market compensation data, we collect data based on job descriptions first. This permits the Compensation Committee to "match" positions held by our executives with those of other companies and, as described more fully below, deviate from benchmarked data based on the factors described earlier. If we are not able to match positions to a reasonable number of companies within the Compensation Peer Group, we look to the rank of the person involved and match ranks, e.g., our highest paid officer is ranked to the highest paid officer at each company within the Compensation Peer Group.

Survey Data

Survey data may vary from year to year. For fiscal 2017, our compensation consultant used the Radford Global Technology Survey and Willis Towers Watson CDB High-Tech Executive Compensation Survey as well as information obtained from public filings by the Compensation Peer Group. We believe these surveys are particularly relevant for high-technology companies given the high level of participation by such companies in the survey.

Stock Ownership Guidelines

We have established stock ownership guidelines for our executive officers. The Compensation Committee believes that officers will more effectively manage a company in the best interests of the shareholders if they are also shareholders. The minimum ownership guideline for our CEO is to hold shares with a value equal to five times his base salary. Messrs. DeBoer, Maddock, Poppen, and Thorsen are required to hold shares with a value equal to three times their base salary. Executive officers are given five years to meet the ownership guidelines. The Governance and Sustainability Committee reviews the Ownership Guidelines annually and monitors each covered executive's progress toward, and continued compliance with, the guidelines. Stock sales restrictions may be imposed upon executive officers if the stock ownership guidelines are not met. All our executive officers are in compliance with the guidelines.

The following table shows compliance with the guidelines as of the Record Date:

Executive Officer(1)	Guideline Multiplier	Guideline Amount(2)	Compliance with Guideline
Scott J. DeBoer	3	$1,560,000	Yes
Ernest E. Maddock	3	1,920,000	Yes
Sanjay Mehrotra	5	6,000,000	Yes
Joel L. Poppen	3	1,620,000	Yes
Steven L. Thorsen, Jr.	3	1,560,000	Yes
(1) This guideline no longer applies to Messrs. Durcan and Shirley.

(2) Based on current salary amounts as of the Record Date.

Please see page 11 for information on stock ownership guidelines for our directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Richard M. Beyer
Patrick J. Byrne
Lawrence N. Mondry

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been one of our officers or employees or an officer or employee of any of our subsidiaries during fiscal 2017. During fiscal 2017, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

FISCAL 2017 SUMMARY COMPENSATION TABLE

The following table details the total compensation earned by our Named Executive Officers in fiscal 2017, 2016 and 2015.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards (3)(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	All Other Compensation(7)	Total
Scott J. DeBoer	2017	$470,000	$—	$1,499,986	$499,998	$752,000	$14,500	$3,236,484
Executive Vice President,	2016	470,000	—	1,322,985	440,996	—	14,250	2,248,231
Technology Development	2015	474,154	—	1,324,286	440,089	75,200	13,250	2,326,979
Ernest E. Maddock	2017	610,308	—	2,250,005	749,997	1,240,000	32,958	4,883,268
Sr. Vice President	2016	550,000	—	1,949,981	686,347	—	59,188	3,245,516
and Chief Financial Officer	2015	145,966	100,000	901,401	1,063,652	28,167	16,333	2,255,519
(Principal Financial Officer)
Sanjay Mehrotra	2017	387,692	—	6,885,622	6,885,790	1,147,253	66,669	15,373,026
President and Chief
Executive Officer
Joel L. Poppen	2017	521,539	—	1,203,744	401,247	840,000	13,562	2,980,092
Sr. Vice President, Legal
Affairs, General Counsel
and Corporate Secretary
Steven L. Thorsen, Jr.	2017	485,000	—	1,322,999	440,998	873,000	—	3,121,997
Sr. Vice President,	2016	485,000	—	1,322,985	440,996	—	—	2,248,981
Worldwide Sales	2015	492,462	—	1,324,286	440,089	87,300	—	2,344,137
D. Mark Durcan	2017	912,692	—	9,494,442	1,999,999	3,000,000	294,519	15,701,652
Former Chief	2016	587,596	—	3,749,988	1,250,003	—	14,250	5,601,837
Executive Officer	2015	1,062,308	—	6,006,740	2,000,523	315,000	13,250	9,397,821
Brian M. Shirley	2017	630,000	—	2,440,515	813,500	1,260,000	15,474	5,159,489
Sr. Vice President, DRAM	2016	630,000	—	2,440,513	813,498	—	13,250	3,897,261
and Emerging Memory	2015	635,077	—	2,441,520	812,672	126,000	13,250	4,028,519
Engineering

(1)
Mr. Mehrotra joined the Company as President and Chief Executive Officer on May 8, 2017. Mr. Mehrotra's annual base salary for fiscal 2017 was $1,200,000. Fiscal 2017 amount for Mr. Durcan represents salary earned up to his resignation from the Company in August 2017.

In fiscal 2016, Mr. Durcan requested a voluntary and temporary pay reduction to align his salary with the Company's expense reduction initiatives. As a result of Mr. Durcan's request, the Compensation Committee reduced his annual base salary by 50% to $525,000.

(2)	Mr. Maddock received a cash signing bonus upon joining the Company in fiscal 2015.

(3)
The grant-date fair values for the stock awards are based on the closing price on the last market-trading day prior to the date of grant. The grant date fair value of the performance-based awards granted in fiscal 2017, 2016 and 2015 was computed by multiplying (i) the target number of restricted shares or units awarded to each Named Executive Officer, which was the assumed probable outcome as of the grant date, by (ii) either (a) the closing price of our Common Stock on the last market-trading day prior to the date of grant if the performance goal had a performance condition; or (b) the use of the Monte-Carlo simulation which represents the most likely value of the award if the performance goal had a market condition. Although the assumed probable outcome as of the grant date was achievement at the target level, the terms of the awards for performance-based restricted stock unit awards granted in 2017 and 2016 also provide for achievement of up to 200% of the target amount ("maximum"). The table below presents the aggregate grant-date fair value of stock awards for the periods presented assuming achievement at the maximum level for such performance-based awards:

	2017			2016
Executive Officer	Time-based Stock Award	Performance-based Stock Award at Maximum Level	Total Stock Awards	Time-based Stock Award	Performance-based Stock Award at Maximum Level	Total Stock Awards
Scott J. DeBoer	$899,993	$899,985	$1,799,978	$793,793	$793,784	$1,587,577
Ernest E. Maddock	1,350,006	1,349,995	2,700,001	1,169,992	1,169,987	2,339,979
Sanjay Mehrotra	6,885,622	—	6,885,622
Joel L. Poppen	722,254	722,235	1,444,489
Steven L. Thorsen, Jr.	793,792	793,804	1,587,596	793,793	793,784	1,587,577
D. Mark Durcan	3,600,005	8,630,919	12,230,924	2,249,993	2,249,993	4,499,986
Brian M. Shirley	1,464,303	1,464,319	2,928,622	1,464,308	1,464,302	2,928,610

(4)
Mr. Durcan resigned from the Company in August 2017 after 33 years of service. In connection with his resignation, Mr. Durcan agreed to provide limited advisory services to the Company after his resignation. As consideration for these advisory services, on July 24, 2017, the Compensation Committee modified Mr. Durcan’s 2017 and 2016 performance-based restricted stock unit ("PRSU") awards to provide for the continued vesting of these awards through the end of their three-year performance period; with the determination of the number of shares to be issued, if any, at the end of each performance period being based on the actual achievement of the performance condition, and prorated based on time employed during the applicable performance period. The incremental fair values of the PRSUs resulting from the modifications are included in Mr. Durcan’s fiscal 2017 Stock Awards column. Accordingly, the value included in Mr. Durcan’s fiscal 2017 Stock Awards column is significantly greater than it would have been absent the accounting charges resulting from the modifications. The table below reflects the impact of these modifications:

Award	Number of Shares Subject to Modification	Incremental Fair Value due to Modification
Fiscal 2017 PRSU	35,166	$1,505,150
Fiscal 2016 PRSU	46,906	1,989,280
	82,072	$3,494,430

(5)
Assumptions used in determining the grant-date fair values of option awards are set forth in the "Equity Plans" note to the financial statements included in our annual reports on Form 10-K for fiscal years 2017, 2016 and 2015, which note is incorporated herein by reference.

(6)
Amounts shown for each of the Named Executive Officers were paid pursuant to the EIP and relate to the achievement of certain performance milestones. The EIP was suspended for fiscal 2016 and despite some performance milestones being met, no bonuses were paid.

(7)
Includes matching contributions paid by us pursuant to our 401(k) plan. For fiscal 2017, $13,500 was contributed for each of Messrs. DeBoer, Maddock, Mehrotra, Poppen, Durcan and Shirley. Mr. Thorsen did not participate in the plan. All Other Compensation for fiscal 2017 also included the following for each of the Named Executive Officers:

•	Amount for each of Messrs. DeBoer and Durcan includes $1,000 in matching contributions paid by us pursuant to our Health Savings Account.

•
Amount for Mr. Mehrotra includes $30,296 for reimbursement of legal fees incurred in connection with his joining the Company, and $12,048 for commuting expenses, including use of Company aircraft. Compensation for aircraft usage was determined based on the aggregate incremental cost to the Company, including fuel, landing fees, ramp/parking fees and other variable costs of operating the airplane. Since the Company's aircrafts are primarily used for business travel, fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the aircraft, and the cost of general maintenance, are excluded. Also includes $10,825 for a reimbursement of federal, state and other income taxes resulting from imputed income related to his commuting expenses. Amount for Mr. Maddock includes $19,142 for commuting and other travel costs and communication services.

•
Amount for Mr. Durcan includes $204,788 for accumulated unused time-off and $75,231 for accrued but unpaid benefits under his severance agreement. His first severance payment will be paid in fiscal 2018, subject to his continued compliance with his severance agreement. See the "Potential Payments Upon Termination or Change in Control" table for additional information regarding Mr. Durcan's Severance Agreement, as amended.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2017

The table below sets forth the plan-based award grants to our Named Executive Officers in fiscal 2017.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise Price of Options(5)	Close Price on Grant Date(5)	Grant Date Fair Value of Stock (or Units) and Options(6)
		Threshold	Target	Max	Threshold	Target	Max
Scott J. DeBoer	10/19/16				14,147	28,293	56,586					$599,993
	10/19/16							51,694				899,993
	10/19/16								65,280	$17.41	$17.22	499,998
		$188,000	$376,000	$752,000
Ernest E. Maddock	10/19/16				21,220	42,440	84,880					899,998
	10/19/16							77,542				1,350,006
	10/19/16								97,920	17.41	17.22	749,997
		310,000	620,000	1,240,000
Sanjay Mehrotra	5/8/17							244,171				6,885,622
	5/8/17								571,976	28.20	28.06	6,885,790
		286,813	573,626	1,147,253
Joel L. Poppen	10/19/16				11,353	22,705	45,410					481,490
	10/19/16							41,485				722,254
	10/19/16								52,387	17.41	17.22	401,247
		210,000	420,000	840,000
Steven L. Thorsen, Jr.	10/19/16				12,478	24,955	49,910					529,207
	10/19/16							45,594				793,792
	10/19/16								57,577	17.41	17.22	440,998
		218,250	436,500	873,000
D. Mark Durcan(7)	10/19/16				56,587	113,174	226,348					2,400,007
	10/19/16							206,778				3,600,005
	10/19/16								261,121	17.41	17.22	1,999,999
	7/24/17				23,453	46,906	93,812					1,989,280
	7/24/17				17,583	35,166	70,332					1,505,150
		787,500	1,575,000	3,000,000
Brian M. Shirley	10/19/16				23,017	46,034	92,068					976,213
	10/19/16							84,107				1,464,303
	10/19/16								106,211	17.41	17.22	813,500
		315,000	630,000	1,260,000

(1)
Represents estimated payouts for fiscal 2017 under the EIP. Payment of bonuses under the EIP is dependent upon meeting specified performance goals. A description of the performance milestones associated with such bonuses is included in the "Compensation Discussion and Analysis."

(2)
Represents restricted stock units awarded in fiscal 2017 under the Amended and Restated 2004 Equity Incentive Plan (the "2004 Plan") with performance-based and market-based restrictions. Information related to the performance-based and market-based restrictions associated with these shares is contained in "Compensation Discussion and Analysis."

(3)
Represents restricted stock awarded in fiscal 2017 under the 2004 Plan with time-based restrictions. Time-based restrictions lapse in four equal installments over a four-year period from the date of the award.

(4)	Represents options awarded in fiscal 2017 under the 2004 Plan. All options vest in equal installments over a four-year period and have a term of eight years.

(5)
Under the 2004 Plan, options are required to have an exercise price equal to the fair market value. Fair market value is defined as the closing price on the last market-trading day prior to the date of grant.

(6)
The value shown is based on the fair value as of the date of grant. Assumptions used in determining the fair values of these option awards are set forth in the "Equity Plans" note to our financial statements included in our annual report on Form

10-K for fiscal 2017. The value shown for performance-based awards is determined based on payout at the target level.

(7)
For information related to the modification of Mr. Durcan's performance unit awards approved by the Compensation Committee on July 24, 2017, see Footnote 4 to the Fiscal 2017 Summary Compensation Table.

Plan Information

The purpose of the 2004 Plan is to promote our success by linking the personal interests of our employees, officers and consultants to those of our shareholders, and by providing participants with an incentive for outstanding performance. Permissible awards under the 2004 Plan include: options, restricted stock, restricted stock units, stock appreciation rights, deferred stock units and dividend equivalent rights. We have issued options, restricted stock and restricted stock units under the 2004 Plan. Options granted under the 2004 Plan have an exercise price equal to the fair market value (as defined by the 2004 Plan) on the date of grant and, since March 2014, a term of eight years. For purposes of share counting, each restricted stock unit or share of restricted stock issued under the 2004 Plan reduces the number of shares available for issuance by two.

Historically, we have provided annual bonuses to our executive officers pursuant to the EIP. As discussed above, in October 2017, the Compensation Committee reviewed the goals established under the EIP for fiscal 2017 and certified achievement of results.

Lapsing of Restrictions Associated with Restricted Stock and Restricted Stock Unit Awards

The restrictions associated with the restricted stock and restricted stock units granted to the Named Executive Officers include both time-based restrictions and performance-based restrictions. Time-based restrictions lapse in four equal installments over a four-year period. The restrictions associated with performance-based awards are described below.

Issuance and Vesting of Performance-based Awards

Restricted Stock Units

Our executive officers received awards related to two different performance goals; half of the performance shares are tied to achieving a specified ROA over a three fiscal year period and the other half are tied to achieving a specified level of relative TSR over a three fiscal year period (the three fiscal year period for both the ROA and relative TSR goal is referred to herein as the "Share Performance Period"). The number of shares that will be received at the end of the Share Performance Period varies between 0% and 200% of the targeted share amount and is dependent upon the level of achievement. All threshold, target and maximum amounts require significant execution and effort with no assurance of achievement guaranteed. In the absence of at least the threshold ROA or relative TSR amount being achieved, the restrictions will not lapse and the shares will be forfeited.

Cash Awards

Bonuses were paid to the Named Executive Officers in fiscal 2017 as a result of achievement of certain goals. See the "Components of the Executive Compensation Program" section of the "Compensation Discussion and Analysis."

Stock Option Vesting

Options generally vest in four equal installments over a four-year period from the grant date. Since March 2014, options granted have a term of eight years.

Determination of Stock-based Compensation

The fair values of option awards were estimated as of the dates of grant using the Black-Scholes option valuation model in accordance with ASC 718. The Black-Scholes model requires the input of assumptions, including the expected stock-price volatility and estimated option life. The expected volatilities utilized were based on implied volatilities from traded options on our stock and on historical volatility. The expected lives of options granted were based, in part, on historical experience and on the terms and conditions of the options. The risk-free interest rates utilized were based on the U.S. Treasury yield in effect at each grant date. No dividends were assumed in estimated option values.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table provides information with respect to outstanding stock options, restricted stock and restricted stock units held as of August 31, 2017, by our Named Executive Officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)($)
Name	Exercisable (#)	Unexercisable (#)				Number (#)		Market Value(1)($)
Scott J. DeBoer	29,500	14,750	(2)	$16.92	10/16/2019	11,750	(3)	$375,648	9,200	(4)	$294,124
	16,950	16,950	(5)	28.77	10/20/2022	13,800	(6)	441,186	7,400	(7)	236,578
	13,694	41,084	(8)	18.18	10/14/2023	32,748	(9)	1,046,954	14,554	(10)	465,291
		65,280	(11)	17.41	10/19/2024	51,694	(12)	1,652,657	11,127	(13)	355,730
									17,231	(14)	550,875
									11,062	(15)	353,652
Ernest E. Maddock	50,150	50,150	(16)	27.79	6/3/2023	16,950	(17)	541,892	21,452	(10)	685,820
	20,184	60,555	(8)	18.18	10/14/2023	48,267	(9)	1,543,096	16,400	(13)	524,308
	2,831	2,831	(16)	14.66	12/11/2023	77,542	(12)	2,479,018	25,847	(14)	826,329
		97,920	(11)	17.41	10/19/2024				16,593	(15)	530,478
Sanjay Mehrotra		193,539	(18)	28.20	5/8/2025	82,620	(19)	2,641,361
		378,437	(18)	28.20	5/8/2025	161,551	(19)	5,164,785
Joel L. Poppen	80,000			5.82	12/9/2017	3,369	(20)	107,707	8,400	(4)	268,548
	50,000			6.66	12/14/2018	3,750	(21)	119,888	6,700	(7)	214,199
	15,157	5,053	(22)	19.29	11/19/2019	12,550	(6)	401,224	13,243	(10)	423,379
	15,000	5,000	(23)	23.12	1/22/2020	29,796	(9)	952,578	10,124	(13)	323,664
	15,450	15,450	(5)	28.77	10/20/2022	41,485	(12)	1,326,275	13,828	(14)	442,081
	12,460	37,381	(8)	18.18	10/14/2023				8,877	(15)	283,798
		52,387	(11)	17.41	10/19/2024
Steven L. Thorsen, Jr.	44,250	14,750	(2)	16.92	10/16/2019	11,750	(3)	375,648	9,200	(4)	294,124
	16,950	16,950	(5)	28.77	10/20/2022	13,800	(6)	441,186	7,400	(7)	236,578
	13,694	41,084	(8)	18.18	10/14/2023	32,748	(9)	1,046,954	14,554	(10)	465,291
		57,577	(11)	17.41	10/19/2024	45,594	(12)	1,457,640	11,127	(13)	355,730
									15,198	(14)	485,880
									9,757	(15)	311,931
D. Mark Durcan(24)	677,000			5.16	10/11/2017	50,000	(3)	1,598,500	41,800	(4)	1,336,346
	755,000			5.72	10/16/2018	2,575	(3)	82,323	33,500	(7)	1,070,995
	166,500	55,500	(2)	16.92	10/16/2019	62,600	(6)	2,001,322	41,254	(10)	1,318,890
	9,975	3,325	(2)	30.99	6/12/2022	92,822	(9)	2,967,519	31,539	(13)	1,008,302
	77,050	77,050	(5)	28.77	10/20/2022	206,778	(12)	6,610,693	68,926	(14)	2,203,564
	38,817	116,451	(8)	18.18	10/14/2023				44,248	(15)	1,414,609
		261,121	(11)	17.41	10/19/2024
Brian M. Shirley	126,000			5.72	10/16/2018	21,500	(3)	687,355	17,000	(4)	543,490
		27,250	(2)	16.92	10/16/2019	25,450	(6)	813,637	13,600	(7)	434,792
	31,300	31,300	(5)	28.77	10/20/2022	60,409	(9)	1,931,276	26,848	(10)	858,331
	25,262	75,786	(8)	18.18	10/14/2023	84,107	(12)	2,688,901	20,526	(13)	656,216
		106,211	(11)	17.41	10/19/2024				28,036	(14)	896,311
									17,998	(15)	575,396

(1)	Calculated by multiplying the number of shares of restricted stock or restricted stock units by $31.97, the closing price of our Common Stock on August 31, 2017.

(2)	Options vest on October 16, 2017.

(3)	Restrictions on shares lapsed on October 16, 2017.

(4)
Equal to 81% of the target number of restricted stock units awarded in fiscal 2015. Restrictions related to this award lapsed at the end of the fourth quarter of fiscal 2017 as a result of achieving the specified ROA goal. The shares were released on October 24, 2017.

(5)	Options vest in equal installments on October 20, 2017 and October 20, 2018.

(6)	Restrictions on shares lapse in equal installments on October 20, 2017 and October 20, 2018.

(7)	Represents the target number of restricted stock units. Award was forfeited on October 24, 2017, as a result of the relative TSR goal not being met at the end of the fourth quarter of 2017.

(8)	Options vest in equal installments on October 14, 2017, October 14, 2018, and October 14, 2019.

(9)	Restrictions on shares lapse in equal installments on October 14, 2017, October 14, 2018, and October 14, 2019.

(10)	Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse upon the achievement of a ROA goal through the fourth quarter of fiscal 2018.

(11)	Options vest in equal installments on October 19, 2017, October 19, 2018, October 19, 2019, and October 19, 2020.

(12)	Restrictions on shares lapse in equal installments on October 19, 2017, October 19, 2018, October 19, 2019, and October 19, 2020.

(13)	Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse upon the achievement of a relative TSR goal through the fourth quarter of fiscal 2018.

(14)	Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse upon the achievement of a ROA goal through the fourth quarter of fiscal 2019.

(15)	Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse upon the achievement of a relative TSR goal through the fourth quarter of fiscal 2019.

(16)	Options vest in equal installments on June 3, 2018 and June 3, 2019.

(17)	Restrictions on shares lapse in equal installments on June 3, 2018 and June 3, 2019.

(18)	Options vest in equal installments on May 8, 2018, May 8, 2019, May 8, 2020, and May 8, 2021.

(19)	Restrictions on shares lapse in equal installments on May 8, 2018, May 8, 2019, May 8, 2020, and May 8, 2021.

(20)	Restrictions on shares lapse November 19, 2017.

(21)	Restrictions on shares lapse January 22, 2018.

(22)	Options vest on November 19, 2017.

(23)	Options vest on January 22, 2018.

(24)
Unexercisable option and unvested share numbers reported include awards that were outstanding on August 31, 2017, but will not vest prior to August 9, 2018, the end of Mr. Durcan's transition period. All of his unvested options and service based restricted stock as of August 9, 2018, will be forfeited. The actual number of performance-based shares vested, if any, will be determined at the end of each performance period based on actual achievement of the performance condition, and prorated based on time employed during the applicable performance period. (Mr. Durcan's performance-based shares are referenced in footnotes (10), (13), (14) and (15) above.) Vested stock options for Mr. Durcan which do not expire earlier pursuant to their terms will expire if not exercised on or before September 8, 2018, which is 30 days following the end of his severance period. For more information regarding severance agreements see "Potential Payments upon Termination or Change in Control."

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2017

The following table sets forth information related to the number of options and restricted awards held by each of the Named Executive Officers that were exercised or vested in fiscal 2017 and the value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Scott J. DeBoer	70,250	$1,419,215	53,517	$1,096,363
Ernest E. Maddock	—	—	24,564	535,604
Sanjay Mehrotra	—	—	—	—
Joel L. Poppen	—	—	34,296	789,115
Steven L. Thorsen, Jr.	189,000	3,166,071	53,517	1,096,363
D. Mark Durcan	491,000	6,444,600	246,923	5,051,096
Brian M. Shirley	337,250	5,090,271	100,881	2,060,000

(1)	Value calculated by subtracting the exercise price from the fair market value of the shares at the time of exercise multiplied by the number of options exercised.

(2)	Includes performance-based restricted units vested in October 2017 based on performance completed by the end of fiscal 2017.

(3)	Value calculated by multiplying number of shares by the market value per share on the vesting date.

2017 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Scott J. DeBoer	$—	$—	$—	$—	$—
Ernest E. Maddock	—	—	—	—	—
Sanjay Mehrotra	448,352	—	1,070	—	449,422
Joel L. Poppen	—	—	—	—	—
Steven L. Thorsen, Jr.	—	—	—	—	—
D. Mark Durcan	—	—	—	—	—
Brian M. Shirley	—	—	—	—	—

(1)	$92,308 included in the Summary Compensation table in the "Salary" column for fiscal 2017 and $356,044 in the "Non-Equity Incentive Plan" column for fiscal 2017.

(2)	The Company introduced the Deferred Compensation Plan in fiscal 2017 and the balance only represents contributions and earnings for fiscal 2017.

Summary of Material Terms of Deferred Compensation Plan

On October 19, 2016, the Compensation Committee adopted the Micron Technology, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"), effective as of March 1, 2017. The Deferred Compensation Plan is a nonqualified deferred compensation plan under which designated eligible participants may elect to defer compensation. Eligible participants include a select group of management and other employees of the Company that meet certain compensation requirements, including each of the Company’s named executive officers. Pursuant to the Deferred Compensation Plan and subject to applicable tax laws, participants may elect to defer up to 75% of their base salary and up to 100% of their bonus compensation. The Company may, in its sole discretion, provide matching and/or discretionary contributions to the Deferred

Compensation Plan. Participants will be 100% vested at all times in their deferral accounts; provided, however, that matching and/or discretionary contributions by the Company, if any, may be subject to a vesting schedule as provided by the Company. Participants may elect to receive payment of their account balances upon a fixed date, or their separation from service with the Company, or the earlier of a fixed date or their separation from service. Participants may elect to receive payment of their account balances in a single sum cash payment or in substantially equal annual cash installments over not less than two years and not more than ten years. Account balances will become payable immediately in a single sum cash payment upon a participant’s death or disability, or upon a change in control. Account balances under the Deferred Compensation Plan earn or lose value based on the investment performance of one or more of the various investment funds offered under the Deferred Compensation Plan and selected by the participants. Compensation deferred under the Deferred Compensation Plan represents an unsecured obligation of the Company. Amounts deferred under the Deferred Compensation Plan are expected to be held in a separate rabbi trust established to pay Plan benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables quantify the estimated payments and benefits for each of the Named Executive Officers pursuant to the Executive Agreement and NEO Severance Agreements and in the event of a change of control as described in the "Severance and Change in Control Arrangements" section of the "Compensation Discussion and Analysis." The amounts listed for the currently-employed Named Executive Officers are estimated amounts that were calculated as if a change in control occurred on August 31, 2017, or the Named Executive Officers separated from service on August 31, 2017, the last day of fiscal 2017. The amounts listed for Mr. Durcan are based upon his separation from service on August 9, 2017.

Executive Agreement and NEO Severance Agreements

The "Salary" portion of severance payments is paid on our regular bi-weekly payroll schedule during the officer's one-year Transition Period (or, in the case of Mr. Mehrotra, in a lump sum if his termination occurs within 12 months following a change in control) subject to the possibility of a six-month delay that may be required by Section 409A of the Code ("Section 409A"). If Section 409A imposes a six-month delay, payments during the delay would be accumulated and paid to the officer on the first day of the seventh month following the Named Executive Officer's separation from service. The remaining payments would then be paid according to our regular payroll schedule.

The "Bonus" portion of the severance payments is paid only if the applicable performance goals are achieved before or during the applicable Transition Period. Such payments are made at the same time that the other officers participating in the applicable bonus plan receive their payments, if any, and typically would occur during our first fiscal quarter. Mr. Mehrotra also would receive a bonus of two times his target annual bonus under the EIP for the year of termination paid on the anniversary of his termination.

The "Cash in Lieu of Benefits" portion of the severance payments is calculated based on the difference between the amount of premiums the Named Executive Officer paid each month for benefits coverage as our employee and the estimated premiums the Named Executive Officer would need to pay each month for the same or similar coverage as a former employee. This monthly amount is multiplied by the number of months in the Named Executive Officer's Transition Period and is grossed-up for taxes, with the exception of Mr. Mehrotra, who would receive two times the monthly amount. All gross-up calculations and payments are based on the standard supplemental withholding rates provided by federal and state guidelines. We do not use the Named Executive Officer's actual tax rate for these calculations. The "Cash in Lieu of Benefits" payment is made within 30 days after the Named Executive Officer's separation from service, subject to the possibility of a six-month delay that may be required by Section 409A. If Section 409A imposes a six-month delay, the payment would be made to the Named Executive Officer on the first day of the seventh month following the officer's separation from service.

Name	Salary(1)	Bonus(2)	Cash in Lieu of Benefits Payment(3)	Total Value of Options Exercisable During the Transition Period(4)	Value of Extended Restricted Stock Vesting(5)	Value of Unearned Performance -Based Stock Awards(6)	Total
Scott J. DeBoer	$470,000	$752,000	$78,629	$1,550,277	$1,358,373	$238,240	$4,447,519
Ernest E. Maddock	620,000	1,240,000	57,654	1,642,301	1,405,050	—	4,965,005
Sanjay Mehrotra(7)	2,400,000	7,147,253	187,494	1,090,572	1,951,513	—	12,776,832
Joel L. Poppen	525,000	840,000	58,045	4,612,638	1,077,293	217,524	7,330,500
Steven L. Thorsen, Jr.	485,000	873,000	48,253	1,755,958	1,309,619	238,240	4,710,070
D. Mark Durcan	1,050,000	3,000,000	106,384	40,891,644	4,758,827	3,313,279	53,120,134
Brian M. Shirley	630,000	1,260,000	53,724	5,266,860	2,410,122	440,227	10,060,933

(1)
Represents one year of the Named Executive Officer's salary as of August 31, 2017, exclusive of any temporary pay reductions, except for Mr. Mehrotra, which represents two years of salary as of August 31, 2017, and for Mr. Durcan, which represents one year of salary as of August 9, 2017, the date of his separation from service.

(2)	Represents the actual EIP bonus paid for fiscal 2017, except for Mr. Mehrotra, which also includes two times his target annual bonus, subject to the maximum award limit imposed by the EIP.

(3)
Represents a cash payment in an amount estimated to allow the Named Executive Officer to purchase during the Transition Period benefits similar to those received while an employee. The amount listed includes a gross-up calculation for the tax impact of the payment.

(4)
Represents the total value of stock options that are exercisable as of August 31, 2017, and that are expected to vest during the Named Executive Officer's Transition Period. The fair value of each option award is estimated as of August 31, 2017, (August 9, 2017, for Mr. Durcan) using the Black-Scholes option valuation model. The expected volatilities utilized are based on implied volatility from traded options on our stock. The expected lives are based on the shorter of the length of the Transition Period plus thirty days or the remaining life of the option. The risk-free interest rates utilized are based on the U.S. Treasury yield on August 31, 2017 (August 9, 2017 for Mr. Durcan).

(5)
Represents the value resulting from the additional vesting of restricted shares during the Named Executive Officer's Transition Period. The amount shown is calculated as the number of additional shares that would vest during the Transition Period multiplied by $31.97, our closing stock price on August 31, 2017 (for Mr. Durcan, $28.58, our closing stock price on August 9, 2017).

(6)
Our performance-based and market-based stock awards have a measurement period of 3 years over which performance is assessed in order to vest in the awards. Except for Mr. Durcan, the amount shown is calculated as the number of such shares granted in fiscal 2015 that actually vested for the Named Executive Officer's Transition Period multiplied by $31.97, our closing stock price on August 31, 2017. The restrictions for awards granted in fiscal 2016 and fiscal 2017 would not have lapsed during the Named Executive Officer's Transition Period. Accordingly, no amount is assumed in the table above except for Mr. Durcan as his awards were modified. For Mr. Durcan, the amount shown is calculated as the total number of such shares granted in fiscal 2015 that actually vested and shares granted in fiscal 2016 and 2017 that were modified in fiscal 2017, that would have been achieved at the target level multiplied by $28.58, our closing stock price on August 9, 2017.

(7)
The estimated payments and benefits reflected in this table for Mr. Mehrotra are payable only if his employment with the Company terminates as a result of his death or disability, the Company terminates his employment without cause, or he resigns for good reason.

Change in Control

We do not have change in control agreements with our Named Executive Officers. However, our equity plans, grant agreements, and EIP have change in control provisions. A change in control is generally defined as a change in the majority of the members of the Board of Directors within a specified time period or the acquisition of 35% or more of our outstanding Common Stock.

In August 2016, the Compensation Committee amended our equity plans to replace "single-trigger" vesting provisions with "double-trigger" vesting provisions in the event of a change in control. As a result, if awards granted after August 25, 2016, are assumed by a successor in connection with a change in control, such awards will not automatically vest and pay out solely as a result of the change in control. Instead, such awards will only vest if within one year after the effective date of the change in control, the participant’s employment is terminated without cause or, in the case of certain participants including our Named Executive Officers, if the participant resigns for good reason. Time-based awards granted prior to August 25, 2016, become fully vested or the applicable restrictions lapse upon a change in control. Performance-based awards granted prior to August 25, 2016, are treated as if all required performance goals were satisfied and are paid within 30 days on a pro-rata basis based on the amount of the performance period completed as of the date of the change in control.

The compensation that executive officers could receive if a change of control occurs is intended to enable them to objectively evaluate whether a potential change in control is in the best interest of us and our shareholders.

For equity awards, the impact of a change in control differs for outstanding time-based and performance-based awards. Outstanding time-based awards would automatically become fully vested or the applicable restrictions would lapse upon occurrence of the single- or double-trigger event (depending on when the award was granted). Upon the occurrence of a double-trigger, outstanding performance-based awards are treated as if all required performance goals were satisfied at the target level on the date of the change in control and are vested or have their restrictions lapse on a pro-rata basis based on the amount of the performance period completed as of the date of the change in control.

Under the EIP, a change in control results in an early payout of awards, to the extent earned. Upon a change in control, performance achievement is measured as of the last day of the month preceding the change in control.

The following table sets forth the estimated benefits payable to the continuing Named Executive Officers pursuant to the various change in control provisions, assuming a change in control occurred on August 31, 2017.

Name	Bonus(1)	Value of Options(2)	Value of Stock Awards(3)	Total
Scott J. DeBoer	$752,000	$2,480,477	$4,896,003	$8,128,480
Ernest E. Maddock	1,240,000	3,056,369	5,823,026	10,119,395
Sanjay Mehrotra	1,147,253	2,156,350	7,806,147	11,109,750
Joel L. Poppen	840,000	5,339,859	4,130,407	10,310,266
Steven L. Thorsen, Jr.	873,000	2,590,309	4,665,414	8,128,723
Brian M. Shirley	1,260,000	6,858,130	8,599,717	16,717,847

(1)	Represents the actual EIP bonus paid for fiscal 2017.

(2)
All outstanding options are time-based equity awards and would have fully vested on August 31, 2017. Amount shown is calculated as the excess of $31.97, the closing price of our stock on August 31, 2017, over the accelerated options' exercise price.

(3)
All outstanding time-based restricted stock awards would have fully vested on August 31, 2017. The fiscal 2016 and 2017 performance-based restricted stock awards have a performance period of three years and two-thirds and one-third of the awards would have vested on August 31, 2017, respectively. Amount shown is calculated as the number of shares on which restrictions would lapse multiplied by $31.97, our closing stock price on August 31, 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of August 31, 2017, regarding shares of Common Stock that may be issued pursuant to our equity compensation plans:

	(a) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders(2)	37,504,040	$21.82	97,494,631	(3)
Equity Compensation Plans Not Approved by Shareholders(4)	12,536,094	15.22	3,209,654	(5)
Totals(6)	50,040,134	19.32	100,704,285

(1)	Excludes restricted stock units that convert to shares of Common Stock for no consideration.

(2)
Includes shares issuable or available pursuant to our 2004 Equity Incentive Plan (the "2004 Plan"), 2007 Equity Incentive Plan (the "2007 Plan") and an equity incentive plan we acquired as part of our 2010 acquisition of Numonyx B.V. (the "Numonyx Plan"). The 2004 Plan and the 2007 Plan provide for a maximum term for options and SARs of eight years, while the Numonyx Plan provides for a maximum option term of ten years. The 2004 Plan, 2007 Plan and the Numonyx Plan are our only plans that permit granting of awards other than stock options. The 2004 Plan and the 2007 Plan provide that awards other than stock options or SARs reduce the number of available shares under the plan by two shares for each one share covered by the award. In addition, none of our equity plans contain provisions that are commonly known as "liberal share counting provisions" or permit the grant of discounted options or SARs.

(3)	Plans permit granting options and full-value awards. If issuing full-value awards, the number of available shares is 50,374,533.

(4)
Includes shares issuable or available pursuant to our Nonstatutory Stock Option Plan (the "NSOP"). Options granted under the aforementioned plan have terms ranging from six to ten years. The exercise price and the vesting schedule of the options granted under this plan are determined by the administrators of the plans or our Board of Directors. Executive officers and directors do not participate in the aforementioned plans.

(5)	None of these shares are available to grant as full value awards.

(6)	The following table contains further information as to awards outstanding and available for issuance under each of our equity plans.

Equity Plan	(a) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Number of Securities Available for Issuance (Excluding Securities Reflected in Column (a))
Plans Approved by Shareholders
2004 Plan	12,514,293	(1)	23,681,033
2007 Plan	24,795,519	(2)	70,559,162
Numonyx Plan	194,228		3,254,436
Approved Plan Total	37,504,040		97,494,631

Plans Not Approved by Shareholders
NSOP	12,536,094		3,209,654
Not Approved Plan Total	12,536,094		3,209,654
Grand Total	50,040,134		100,704,285

(1)	Includes 4,757,221 restricted stock units and excludes 1,877,165 shares of restricted stock.

(2)	Includes 12,287,478 restricted stock units and excludes 86,160 shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions are reviewed by our Board of Directors. Related parties include our directors and officers, their family members and affiliates, and certain beneficial owners. In cases where the related party is a director or an affiliate of a director, that director does not participate in the review of the proposed transaction. In reviewing a proposed related party transaction, the Board of Directors considers all the relevant facts and circumstances of the transaction, such as (i) the nature and terms of the transactions, (ii) the dollar value of the transaction, (iii) whether the terms of the transaction are at least as favorable as they would have been if a related party was not involved, (iv) the business reasons for the transaction, (v) whether the transaction would result in an improper conflict of interest, and (vi) the effects of the transaction on the ongoing relationship between us and the related party. Other than as noted below, there were no other related party transactions in excess of $120,000 for fiscal 2017 and through November 20, 2017.

Through December 6, 2016, we held a 33% ownership interest in Inotera (now known as MTTW), Nanya Technology Corporation ("Nanya") and certain of its affiliates held a 32% ownership interest, and the remaining ownership interest was publicly held. On December 6, 2016, we acquired the 67% remaining interest in Inotera not owned by us (the "Inotera Acquisition"). The cash paid for the Inotera Acquisition was funded, in part, with proceeds from the sale of 58 million shares of our common stock to Nanya for $986 million in cash. Through this transaction, Nanya became a beneficial owner of more than 5% of the Company's outstanding common stock. In a form filed with the SEC, Nanya indicated that as of June 28, 2017, their ownership interest was below 5%.

Since 2009, Inotera has leased production facilities from Nanya which we assumed through the Inotera Acquisition. Under this arrangement, we paid $10 million for facility rent and utility expenses to Nanya from December 6, 2016 through June 28, 2017. We received $10 million in exchange for the sale of intellectual property, consulting, facility and parking lot rent, and facility utilities from December 6, 2016 through June 28, 2017. Since 2010, we have received royalty payments from Nanya for sales of certain DRAM process nodes, including $8 million from the beginning of fiscal 2017 through June 28, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 (the "Exchange Act") requires our directors and executive officers, and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the NASDAQ. Copies of all filed reports are required to be furnished to us pursuant to Section 16(a) of the Exchange Act. All directors, executive officers, and greater than 10% beneficial owners complied with all applicable filing requirements during the fiscal year ended August 31, 2017, based on the reports received or written representations from reporting persons.

PROPOSAL 2 – APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

We are seeking your vote to approve our Employee Stock Purchase Plan, which we refer to as the "ESPP." The ESPP was approved and adopted by our Board of Directors on December 5, 2017, subject to approval by the shareholders at the Fiscal 2017 Annual Meeting, and will become effective upon receiving shareholder approval at the Fiscal 2017 Annual Meeting.

The purpose of the ESPP is to provide eligible employees of the Company and certain of its affiliates and subsidiaries an opportunity to use payroll deductions to purchase shares of our common stock and thereby acquire an ownership interest in the Company. The ESPP consists of two components: a 423 component which is intended to (the "423 Component"), and a non-423 component (the "Non-423 Component") which does not, qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code ("Section 423").

The maximum aggregate number of shares of our common stock that may be purchased under the ESPP will be 33 million shares, subject to adjustment as provided for in the ESPP. The share pool for the ESPP represents approximately 3% of the total number of shares of our common stock outstanding as of November 20, 2017. In determining the number of shares to reserve for the ESPP, our Board of Directors considered the potential dilutive impact to shareholders, the projected participation rate over the ten-year term of the ESPP, and equity plan guidelines established by certain proxy advisory firms.

Summary of Material Terms of the ESPP

A summary of the material terms of the ESPP is set forth below. The summary is qualified in its entirety by reference to the full text of the ESPP, which is filed with this Proxy Statement as Appendix A.

Authorized Shares

Subject to adjustment as provided in the ESPP, a total of 33 million shares of our Common Stock will be made available for sale under the ESPP. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capitalization, or other distribution with respect to our shareholders other than normal cash dividends, an automatic adjustment will be made in the number and kind of shares as to which outstanding options then unexercised will be exercisable, in the available shares reserved for sale under the ESPP, and in the purchase period limit, in order to maintain the proportionate interest of the participants before and after the event.

As of November 20, 2017, the closing price of our common stock on NASDAQ was $47.64 per share.

Plan Administration

Our Compensation Committee will administer the ESPP, and will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate, subject to the conditions of the ESPP. The Board of Directors and the Compensation Committee are also authorized to adopt rules, procedures and subplans with respect to the Non-423 Component of the ESPP and for the operation of the ESPP in jurisdictions outside of the United States.

Eligibility

Generally, employees of the Company and any of its designated subsidiaries and affiliates are eligible to participate in the ESPP, subject to the procedural enrollment and other requirements in the ESPP. However, our Compensation Committee may, in its discretion, determine prior to the beginning of an offering period that employees will not be eligible to participate if they: (i) have not completed at least two years of service since their last hire date (or such lesser period of time as may be determined by our Compensation Committee in its discretion), (ii) customarily work not more than 20 hours per week (or such lesser period of time as may be determined by our Compensation Committee in its discretion), (iii) customarily work not more than five months per calendar year (or such lesser period of time as may be determined by our Compensation Committee in its discretion), or (iv) are highly compensated employee within the meaning of Section 414(q) of the Code.

No employee may be granted options to purchase shares of our Common Stock under the 423 Component of the ESPP if such employee (i) immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) holds rights to purchase shares of our common stock under all of our employee stock purchase plans (as defined in Section 423) that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year. Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the ESPP or a specific offering if such participation is prohibited under applicable local law or would violate Section 423 of the Internal Revenue Code.

For purposes of the ESPP, designated subsidiaries include any subsidiary (within the meaning of Section 424(f) of the Code) of the Company that has been designated by our Compensation Committee as eligible to participate in the 423 Component of the ESPP and designated affiliates include any of our affiliates that have been designated by our Compensation Committee as eligible to participate in the Non-423 Component of the ESPP.

As of November 20, 2017, approximately 33 thousand employees would be eligible to participate in the ESPP.

Offering Periods

Pursuant to the terms of the ESPP, on the first trading day of an offering period, each eligible employee will be granted an option to purchase shares of our Common Stock on the last day of such offering period. Our Compensation Committee will determine the length of each offering period, provided that no offering period may exceed 27 months in length.

Contributions

The ESPP permits each participant to purchase shares of our common stock through payroll deductions of up to 10% of their eligible compensation; provided, however, that a participant may not purchase more than a specific maximum number of shares, which limit will be determined by our Compensation Committee prior to the commencement of the offering period. No interest will accrue on a participant’s contributions to the ESPP, unless required by law in certain jurisdictions. A participant may withdraw during the offering period and may decrease (but not increase) their contributions.

Purchases

Unless a participant terminates employment or withdraws from the ESPP or an offering period before the last trading day of an offering period, the participant’s option will automatically be exercised on the last trading day of each offering period. The number of shares of our Common Stock purchased will be determined by dividing the payroll contributions accumulated in the participant’s account by the applicable purchase price, subject to the maximum share limit discussed above. No fractional shares of our Common Stock will be purchased. Any contributions accumulated in a participant’s account which are not sufficient to purchase a full share of our Common Stock will be rolled over to the next offering period, without interest, or will be refunded to them, without interest.

Until otherwise determined by our Compensation Committee, the purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of each offering period or on the last trading day of each offering period (which we refer to as the "purchase date").

Withdrawals; Termination of Employment

A participant may end their participation at any time during an offering period and all, but not less than all, of their accrued contributions not yet used to purchase shares of our common stock will be returned to them, or will be rolled over to the next offering period, without interest. If a participant withdraws from an offering period, they must re-enroll in the ESPP in order to re-commence participation.

If a participant ceases to be an eligible employee for any reason, they will be deemed to have elected to withdraw from the ESPP and their contributions not yet used to purchase shares of our common stock will be returned to them.

Non-Transferability

A participant may not assign, transfer, pledge or otherwise dispose of in any way (other than by will or the laws of descent and distribution) their rights with regard to options granted under the ESPP or contributions credited to their account.

Corporate Transactions

The ESPP provides that in the event of a reorganization, merger, or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation (or survives as a direct or indirect subsidiary of such other constituent corporation or its parent), or upon a sale of substantially all of the property or stock of the Company to another corporation, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding option, the offering period then in progress will be shortened, and a new purchase date will be set. The Company will notify each participant that the purchase date has been changed and that the participant’s option will be exercised automatically on the new purchase date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination

Subject to applicable law, our Compensation Committee, in its sole discretion, may amend, suspend, or terminate the ESPP at any time and for any reason, without shareholder approval.

Our Compensation Committee may change the offering periods, designate separate offerings, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit contributions in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with contribution amounts, and establish such other limitations or procedures as our Compensation Committee determines in its sole discretion advisable that are consistent with the ESPP. Such modifications will not require shareholder approval or the consent of any ESPP participants.

The ESPP automatically will terminate on January 17, 2028, unless we terminate it sooner.

Sub-Plans

Consistent with the requirements of Section 423, our Compensation Committee may amend the terms of the ESPP, or an offering, or provide for separate offerings under the ESPP to, among other things, reflect the impact of local law outside of the United States as applied to one or more eligible employees of a designated subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

Certain Federal Income Tax Effects

The following summary briefly describes U.S. federal income tax consequences of options granted under the ESPP, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of options granted under the ESPP. The discussion below concerning tax deductions that may become available to the Company under U.S. federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to U.S. federal tax laws, and is not covered by the summary below.

The 423 Component of the ESPP is intended to qualify as an "employee stock purchase plan" meeting the requirements of Section 423. Under these provisions, a participant will not recognize taxable income until they sell or otherwise dispose of the shares purchased under the ESPP. If a participant disposes of the shares acquired under the ESPP more than two years from the option grant date and more than one year from the date the stock is purchased, then the participant must treat as ordinary income the amount by which the lesser of (i) the fair market value of the shares at the time of disposition, or (ii) the fair market value of the shares at the option grant date, exceeds the purchase price. Any gain in addition to this amount will be treated as a capital gain. If a participant holds shares at the time of their death, the holding period requirements are automatically deemed to have been satisfied and they will realize ordinary income in the amount by which the lesser of (i) the fair market value of the shares at the time of death, or (ii) the fair market value of the shares at the option grant date exceeds the purchase price. The Company will not be allowed a deduction if the holding period requirements are satisfied.

If a participant disposes of shares before expiration of two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the excess of the fair market value of the shares on the purchase date over the purchase price. Any additional gain will be treated as long-term or short-term capital gain or loss, as the case may be. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

The Non-423 Component of the ESPP does not qualify under the provisions of Section 423. Under the applicable Code provisions, a participant will recognize ordinary income at the time the shares are purchased measured as the excess of the fair market value of the shares purchased over the purchase price and the Company will be entitled to a corresponding deduction. Any additional gain or loss on the subsequent sale or disposition will be long-term or short-term capital gain or loss, depending on the capital gain holding period.

New Plan Benefits

As of the date of this Proxy Statement, no employee has been granted any options under the proposed ESPP. Accordingly, the benefits to be received pursuant to the ESPP by the Company’s officers and employees are not determinable at this time.

The Board of Directors recommends voting "FOR" approval of the Employee Stock Purchase Plan.

PROPOSAL 3 – APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE EXECUTIVE OFFICER PERFORMANCE

The Executive Officer Performance Incentive Plan (the "Plan") was first approved by our Board of Directors and shareholders in 2004, and most recently by our Board of Directors and shareholders in fiscal 2015. Our Board of Directors is requesting that our shareholders re-approve the material terms of the performance goals under the Plan in order to preserve the Company's ability to continue to grant fully tax-deductible performance-based awards thereunder. For purposes of Section 162(m), the material terms of the performance goals under the Plan must be approved by our shareholders every five years. For purposes of Section 162(m), the material terms of the performance goals include: (i) the employees eligible to receive compensation; (ii) the description of the performance objectives on which the performance goals may be based; and (iii) the maximum amount, or the formula used to calculate the maximum amount, of compensation that can be paid to an employee under the performance goals. Each of these aspects is discussed below, and shareholder approval of this Proposal 3 constitutes approval of each of these aspects for purposes of the Section 162(m) shareholder approval requirements.

In August 2017, the Compensation Committee approved an amendment to the Plan to increase the maximum award limit under the Plan from $3,000,000 to $10,000,000, subject to shareholder approval at the Fiscal 2017 Annual Meeting of Shareholders. The original limit of $3,000,000 was set when the Plan was first adopted in 2004 and has never been increased. The Compensation Committee undertook a review of peer practices with regard to plan limits and determined it was appropriate to increase the maximum award limit to $10,000,000.

If the shareholders do not re-approve the material terms of the performance goals under the Plan at the Fiscal 2017 Annual Meeting of Shareholders, then the Plan will continue in effect with the material terms last approved by the shareholders in fiscal 2015.

A summary of the Plan is set forth below. This summary is qualified in its entirety by the full text of the Plan which is attached to the Proxy Statement as Appendix B.

Deductibility under Section 162(m)

Section 162(m) imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three most highly compensated executive officers (other than the Chief Financial Officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for "performance-based" compensation. Cash awards that are granted pursuant to pre-established objective performance formulas may qualify as fully-deductible performance-based compensation, so long as certain requirements are met. One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals, including the list of permissible business criteria for performance objectives under the plan, be disclosed to and approved by shareholders at least every five years.

Shareholder approval of the material terms of performance goals under the Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the Plan to qualify for the performance-based compensation exemption under Section 162(m), and shareholder approval of the material terms of the performance goals of the Plan does not alone ensure that all compensation paid under the Plan will qualify as tax-deductible compensation. There can be no guarantee that amounts payable under the Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, nothing in this proposal precludes us from granting awards that do not meet the requirements for tax-deductible compensation under Section 162(m).

Summary of the Plan

Purpose

The purpose of the Plan is to attract, retain, and reward qualified executives who are important to our success by providing performance-based, incentive cash awards ("Awards") for outstanding performance at the individual, business-unit and company-wide level.

Eligible Participants

Individuals who are eligible to participate in the Plan are our officers who are subject to Section 16 of the Securities Exchange Act or identified as a "Senior Officer" in the charter of our Compensation Committee ("Eligible Participants"). Actual participation by any given Eligible Participant for any particular performance period ("Participant") is determined by the Compensation Committee. Currently, 8 of our officers participate in the Plan.

Administration

The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee") and will qualify as an independent compensation committee under Section 162(m). The Committee will have full power and authority to construe, interpret and administer the Plan.

Performance Objectives

The Committee may designate any award under the Plan as a "qualified performance-based award" intended to qualify for the Section 162(m) exemption. If an award is so designated, the Committee must establish objectively determinable performance goals for such award within the time period prescribed by Section 162(m) based on one or more of the following business criteria: (i) gross and/or net revenue (including whether in the aggregate or attributable to specific products); (ii) cost of goods sold and gross margin; (iii) costs and expenses, including research & development and selling, general & administrative; (iv) income (gross, operating, net, etc.); (v) earnings, including before interest, taxes, depreciation and amortization (whether in the aggregate or on a per share basis); (vi) cash flows and share price; (vii) return on investment, capital and equity; (viii) manufacturing efficiency (including yield enhancement and cycle time reductions), quality improvements and customer satisfaction; (ix) product life cycle management (including product and technology design, development, transfer, manufacturing introduction, and sales price optimization and management); (x) economic profit or loss; (xi) market share; (xii) employee retention, compensation, training and development, including succession planning; and (xiii) objective goals consistent with the participant’s specific officer duties and responsibilities, designed to further the financial, operational and other business interests of the Company, including goals and objectives with respect to regulatory compliance matters. The business criteria may be expressed or measured at the individual, function, department, region, unit, subsidiary, affiliate or Company levels or any combination of the foregoing.

With respect to each performance period, the Committee will establish the following: (1) the length of the performance period with respect to each participant (which will coincide with our fiscal year unless a shorter performance period is established); (2) the participants in the Plan for such period; (3) the specific Company, subsidiary, affiliate, group, division, unit, department, function and/or individual business criterion or criteria, or combination thereof, that will be measured with respect to each participant; (4) the specific results, or range of results, to be achieved with respect to the selected criterion or criteria; (5) any special adjustments that may need to be applied in calculating whether the performance goals have been met to factor out extraordinary items; (6) the formula for calculating the awards under the Plan in relation to the performance goals (including instructions for extrapolating the amounts payable when performance results fall in a range between threshold, target and maximum goals); and (7) the targeted bonus amounts or awards (expressed in absolute terms or as a percentage of base compensation fixed at the time the performance formula is established) for each participant.

The Committee will establish performance goals within the first 90 days after the beginning of the measurement period for which such performance goal relates (or such other time as may be required or permitted under Section 162(m)).

Modification of Performance Goals

With respect to Awards not intended to satisfy Section 162(m), if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, including any acquisition, disposition or merger, or the manner in which we or a subsidiary or affiliate conducts our or its business, or other events or circumstances (including a change in a Participant’s duties) render performance goals to be unsuitable for a performance period, the Committee may modify such performance period and/or performance goals in whole or in part, and/or such performance period, as the Committee deems appropriate.

Subject to the requirements of Section 162(m), in the event we acquire or dispose of significant interests or assets, as more fully defined in the Plan, the performance goals will be adjusted, as called for in the Plan, to reflect the business disposition or acquisition, effective as of the last day of the fiscal quarter immediately prior to the disposition or acquisition.

Acceleration Upon Certain Events

Upon the occurrence of a "change in control" (as defined in the Plan), performance periods will be deemed to have ended and the Committee will determine whether the performance goals were "achieved" (as defined in the Plan) by the Participants. Subject to the Committee’s discretion to reduce an Award, any Awards achieved as of the last day of the fiscal month immediately preceding the change in control will be paid to the Participants within thirty days of the Committee’s certification of results.

Section 409A

We currently intend to operate the Plan in a manner exempt from Section 409A. If not exempt, awards under the Plan would need to be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Certification

Any payment of an Award will be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

Payment of Awards

Awards under the Plan are to be paid in cash, in a single lump sum unless, subject to applicable laws, the Committee permits or requires the Participant to defer the receipt of the Award.

Limitations on Awards

Subject to shareholder approval, the maximum Award for any twelve-month period for any Participant will not exceed $10,000,000. The Committee will have the full and exclusive right to make reductions in Awards under the Plan. In determining whether to reduce any Award and the amount of any such reduction, the Committee will take into consideration such factors as the Committee determines appropriate, in its sole and absolute discretion.

The Board of Directors recommends voting "FOR" the approval of the material terms of the performance goals under Executive Officer Performance Incentive Plan.

PROPOSAL 4 – RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

The Audit Committee of the Board of Directors has retained PricewaterhouseCoopers LLP ("PwC") as our Independent Registered Public Accounting Firm to audit our consolidated financial statements for the fiscal year ending August 30, 2018. PwC has been our Independent Registered Public Accounting Firm since fiscal 1985. If the ratification of PwC's appointment is not approved by a majority of the shares voting thereon, the Audit Committee may reconsider its decision to appoint PwC as our Independent Registered Public Accounting Firm. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The Board of Directors recommends voting "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP.

Fees Paid

Fees charged for services performed by PwC for fiscal 2017 and 2016 were as follows:

	2017	2016

	(amounts in millions)
Audit fees(1)	$8.7	$8.1
Audit-related fees(2)	0.2	0.1
Tax fees(3)	3.4	1.7
All other fees(4)	—	0.1
	$12.3	$10.0

(1)
Includes fees related to the audit of our financial statements, fees for services provided in connection with statutory and regulatory filings and fees for attestation services related to our securities offerings and internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

(2)	Primarily reflects fees for services in connection with government grant certifications.

(3)	Primarily reflects fees for services in connection with tax planning, tax consulting, and tax compliance.

(4)	Reflects fees for services in connection with our Conflict Mineral Reports.

Pre-Approval Policy

The Audit Committee Charter provides that the Audit Committee will pre-approve all audit and non-audit services provided to us by the independent auditors, except for such de minimis non-audit services for which the pre-approved requirements are waived in accordance with the rules and regulations of the SEC. In fiscal 2017 and 2016, all audit, non-audit, tax services, and all other fees provided by PwC were approved by the Audit Committee in advance of services being provided.

Report of the Audit Committee of the Board of Directors

This report has been prepared by members of the Audit Committee of the Board of Directors who served on the Audit Committee at the end of fiscal 2017. The Board of Directors determined that each Audit Committee member qualified as an "audit committee financial expert" for purposes of the rules and regulations of the SEC. The Board of Directors also determined that during their period of service on the Audit Committee, each member satisfied the independence requirements of applicable federal laws and the Listing Rules of NASDAQ.

The purpose of the Audit Committee is to assist the Board of Directors in overseeing and monitoring (i) the integrity of our financial statements, (ii) the performance of our internal audit function, (iii) the performance of our Independent Registered Public Accounting Firm, (iv) the qualifications and independence of our Independent Registered Public Accounting Firm, and (v) our compliance with legal and regulatory requirements.

The Audit Committee has reviewed and discussed our audited financial statements with our management, which has primary responsibility for such financial statements. PwC, our Independent Registered Public Accounting Firm for fiscal 2017, has expressed in our Annual Report on Form 10-K its opinion as to the conformity of our consolidated financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Public Company Accounting Oversight Board, Professional Standards, Volume 1, AU Section 380). PwC has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board. The Audit Committee and PWC also discussed PWC's independence, including the non-audit services PWC provided to us as described above, and concluded that PwC was independent for fiscal 2017.

On the basis of the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that they approve the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2017, appointed PwC as our Independent Registered Public Accounting Firm for the fiscal year ending August 30, 2018, and approved and authorized PwC to carry out and perform certain specified non-audit services for us in fiscal 2018.

While the Audit Committee has performed the above functions, management, and not the Audit Committee, has the primary responsibility for (i) preparing our consolidated financial statements and for the reporting process in general, and (ii) establishing and maintaining internal controls. Similarly, it is the responsibility of the Independent Registered Public Accounting Firm, and not the Audit Committee, to conduct the audit of our consolidated financial statements and express an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee Robert L. Bailey Mercedes Johnson Robert E. Switz

PROPOSAL 5 – ADVISORY VOTE ON THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as described in this proxy statement. We seek your advisory vote and ask that you indicate your support for the compensation of the Named Executive Officers as disclosed in this proxy statement.

This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this proxy statement. At our fiscal 2017 Annual Meeting of Shareholders, our shareholders will vote on whether or not to have an annual advisory vote on say-on-pay and in accordance with the results of this vote, the Board of Directors may determine to implement an advisory vote on executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives, which is occurring at the Fiscal 2023 Annual Meeting of Shareholders.

At our annual meeting of shareholders held in January 2017, over 96% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. See "Consideration of the Fiscal 2016 Advisory Vote on Executive Compensation" on page 16.

The Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 13 and the tabular and other disclosures on executive compensation beginning on page 29, and cast a vote "for" the following resolution:

"Resolved, that shareholders approve, on an advisory basis, the compensation of Micron's Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement."

The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or the Board of Directors. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officers' compensation as described in this proxy statement, the Board of Directors will carefully consider the shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends voting "FOR" the non-binding resolution to approve the Named Executive Officers' compensation as described in this proxy statement.

Note: We are providing this advisory vote as required pursuant to Section 14A of the Exchange Act (15 U.S.C. 78n-1). The shareholder vote will not be binding on us or the Board of Directors, and it will not be construed as overruling any decision by us or the Board of Directors, or creating or implying any change to, or additional, fiduciary duties for us or the Board of Directors.

PROPOSAL 6 – ADVISORY VOTE ON THE FREQUENCY WITH WHICH SHAREHOLDERS
WILL VOTE ON SAY-ON-PAY PROPOSALS IN FUTURE YEARS

        The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory say-on-pay vote on the compensation of its Named Executive Officers, such as Item 5 included on page 50 of this proxy statement. By voting on this Item 6, shareholders may indicate whether they would prefer an advisory say-on-pay vote on Named Executive Officer compensation once every one, two, or three years.

        The Board of Directors has determined that an advisory say-on-pay vote on executive compensation that occurs every year is the most appropriate alternative for us, and therefore the Board recommends that you vote for a one-year interval for the advisory say-on-pay vote on executive compensation. We understand that our shareholders may have different views as to what is the best approach for us, and we look forward to hearing from our shareholders on this proposal.

        Shareholders who have concerns about executive compensation during the interval between say-on-pay votes are welcome to bring their specific concerns to the attention of the Board. Please refer to "Communications with the Board of Directors" on page 9 for information about communicating with the Board.

        Please mark on the proxy card your preference as to the frequency of holding shareholder advisory votes on executive compensation, as every year, every two years, or every three years, or you may abstain from voting.

        The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board may decide that it is in our and our shareholders best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

        A scheduling vote similar to this Item 6 will occur at least once every six years.

        The Board of Directors recommends a vote "FOR Every ONE Year" on Proposal 6.

        Note: We are providing this advisory vote as required pursuant to Section 14A of the Exchange Act (15 U.S.C. 78n-1). The shareholder vote will not be binding on us or the Board, and it will not be construed as overruling any decision by us or the Board or creating or implying any change to, or additional, fiduciary duties for us or the Board.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on January 17, 2018. The Proxy Statement and Annual Report on Form 10-K are available at www.proxydocs.com/mu.

As permitted by rules recently adopted by the SEC, we are making our proxy material available to our shareholders electronically via the Internet. We have mailed many of our shareholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your voting instructions over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

INCORPORATION BY REFERENCE OF CERTAIN FINANCIAL INFORMATION

We incorporate by reference in this Proxy Statement the "Equity Plans" note to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2017. The Annual Report on Form 10-K for fiscal 2017 accompanies this Proxy Statement. Copies of the Annual Report on Form 10-K for fiscal 2017 may be obtained by sending a written request to: Micron Technology, Inc., Attn.: Corporate Secretary, P.O. Box 6, MS-1-507, Boise, Idaho 83707-0006. Our Annual Reports on Form 10-K also are available in the "Investor Relations" section of our website at www.micron.com.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

We are allowed and intend to deliver only one copy of the notice regarding the Internet availability of proxy materials or one set of printed proxy materials (i.e. our 2017 Annual Report on Form 10-K and Proxy Statement) to multiple registered shareholders sharing an address who have received prior notice of our intent to deliver only one such notice or set of materials, so long as we have not received contrary instructions from such shareholders. This practice is commonly referred to as "householding." Householding reduces the volume of duplicate information received at your household and our costs of preparing and mailing duplicate materials.

If you share an address with other registered shareholders and your household receives one copy of the notice of Internet availability or of this Proxy Statement and 2017 Annual Report on Form 10-K and you decide you want a separate copy of this

Proxy Statement and 2017 Annual Report on Form 10-K through the date of the Annual Meeting, we will promptly deliver your separate copy if you contact us at Micron Technology, Inc., Attn.: Corporate Secretary, P.O. Box 6, MS-1-507, Boise, Idaho 83707-0006 or corporatesecretary@micron.com or (208) 368-4000. Additionally, to resume the mailing of individual copies of future annual reports, proxy statements, proxy statements combined with a prospectus, and information statements to a particular shareholder, you may contact Wells Fargo Bank, N.A., Attn.: Householding, P.O. Box 64854, St. Paul, Minnesota 55164-0854 and your request will be effective within 30 days after receipt. After the Annual Meeting, you may request householding of these documents by providing Wells Fargo Bank at the address provided directly above with a written request to eliminate multiple mailings. The written request must include names and account numbers of all shareholders consenting to householding for a given address and must be signed by those shareholders.

Additionally, we have been notified that certain banks, brokers and other nominees will household our annual reports and proxy statements for shareholders who hold in street names and have consented to householding. In this case, you may request an individual copy of this Proxy Statement and 2017 Annual Report on Form 10-K by contacting your bank, broker or other nominee.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statement include, but are not limited to, statements made in Executive Summary of the Compensation Discussion and Analysis and the Letter to Shareholders related to growth as a result of advances in data analytics and industry supply growth in fiscal 2018. Actual events or results could differ materially from those contained in the forward-looking statements. Please refer to the documents we file on a consolidated basis from time to time with the Securities and Exchange Commission, specifically our most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause our actual results on a consolidated basis to differ materially from those contained in the forward-looking statements (see Risk Factors). The forward-looking statements are based on information available to us as of the date hereof and are based on management's current views and assumptions and should not be relied upon as representing our views as of any subsequent date. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR FISCAL 2018 ANNUAL MEETING

Proposals by our shareholders which are intended to be presented at our Fiscal 2018 Annual Meeting of Shareholders, including proposals for director nominees, must be received by us at our principal executive offices located at 8000 South Federal Way, Boise, Idaho 83716-9632, no later than August 9, 2018, and must also be in compliance with our Restated Certificate of Incorporation and our Bylaws and with applicable laws and regulations in order to be included in the Proxy Statement and form of proxy relating to that meeting. Proposals which are received after August 9, 2018, will be untimely and will not be considered at the meeting.

December 7, 2017

THE BOARD OF DIRECTORS

APPENDIX A

MICRON TECHNOLOGY, INC.
EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries and Designated Affiliates with an opportunity to purchase shares of Common Stock through accumulated Contributions. This Plan includes two components: a Code Section 423 Component (the "423 Component") and a non-Code Section 423 Component (the "Non-423 Component"). It is the intention of the Company to have the 423 Component qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of options under the Non-423 Component that does not qualify as an "employee stock purchase plan" under Section 423 of the Code; such options shall be granted pursuant to rules, procedures or subplans adopted by the Committee designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will be operated and administered in the same manner as the 423 Component.

2.    Definitions.

(a)    "Administrator" means the Committee or, subject to Applicable Laws, one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the Plan.

(b)    "Affiliate" means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

(c)    "Applicable Laws" means the requirements relating to the administration of equity-based awards and the related issuance of shares of Common Stock under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any Exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. jurisdiction where options to purchase shares of Common Stock are, or will be, granted under the Plan.

(d)    "Board" means the Board of Directors of the Company.

(e)    "Code" means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f)    "Committee" means the Compensation Committee of the Board, or any subcommittee referred to in Section 14(d).

(g)    "Common Stock" means the common stock of the Company.

(h)    "Company" means Micron Technology, Inc., a Delaware corporation, or any successor thereto.

(i)    "Compensation" shall be defined from time to time by the Committee in its sole discretion with respect to any Offering Period. Except as otherwise defined by the Committee from time to time in its sole discretion, "Compensation" means wages and salary. Except as otherwise determined by the Committee, "Compensation" does not include: (1) any bonuses or commissions, (2) overtime pay and regularly paid wage premiums (such as evening or shift premiums), (3) any amounts contributed by the Company or a Designated Subsidiary or Designated Affiliate to any pension plan, (4) any automobile or relocation allowances (or reimbursement for any such expenses), (5) any amounts realized from the exercise of any stock options or other equity incentive awards, (6) any amounts paid by the Company or a Designated Subsidiary or Designated Affiliate for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, or (7) other similar forms of extraordinary compensation. The Administrator shall have the discretion to determine the application of this definition to employees outside the United States.

(j)    "Contributions" means the payroll deductions or, if permitted by the Administrator to comply with non-U.S. requirements, amounts contributed to the Plan via cash, check or other means, used to fund the exercise of options granted pursuant to the Plan.

(k)    "Designated Affiliate" means any Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Non-423 Component.

(l)    "Designated Subsidiary" means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the 423 Component.

(m)    "Designated Percent" means the percentage of Fair Market Value determined by the Administrator for purposes of determining the Purchase Price.

(n)    "Effective Date" means the date that the Company’s stockholders approve the Plan.

(o)    "Eligible Employee" means (i) any individual who is an employee providing services to the Company or a Designated Subsidiary, or (ii) any individual who is an employee providing services to the Company or any Designated Affiliate, unless any such employee is specifically excluded by the Administrator from participation. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date in an Offering, determine that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), or (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, provided that any such exclusion is applied with respect to each Offering in a uniform manner to all similarly-situated employees who otherwise would be Eligible Employees for that Offering. For purposes of the 423 Component, the employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by the Company or the Designated Subsidiary so long as the leave does not exceed three (3) months or if longer than three (3) months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence. The employment relationship shall be treated as continuing intact where an Eligible Employee transfers employment between the Company, Designated Subsidiaries and/or Designated Affiliates; provided, however, that an individual who is not employed by the Company or a Designated Subsidiary on the Offering Date and through a date that is no more than three (3) months prior to the Exercise Date will participate only in the Non-423 Component unless the individual continues to have a right to reemployment with the Company or a Designated Subsidiary provided by statute or contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence. The Administrator shall establish rules to govern other transfers into the 423 Component, and between any separate Offerings established thereunder, consistent with the applicable requirements of Section 423 of the Code.

(p)    "Exchange" means any national securities exchange or national market system on which the Stock may from time to time be listed or traded.

(q)    "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(r)    "Exercise Date" means the last Trading Day of the Offering Period.

(s)    "Fair Market Value" means, as of any date and unless the Administrator determines otherwise, (i) if the Common Stock is listed or traded on any Exchange, the closing price for such Common Stock (or the closing bid, if no sales were reported) as quoted on such Exchange (or the Exchange with the greatest volume of trading in the Common Stock) for the last market trading day prior to the day of determination, as reported by Bloomberg L.P. or such other source as the Administrator deems reliable; (ii) if the Common Stock is quoted on the over-the-counter market or is regularly quoted by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of the Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported by Bloomberg L.P. or such other source as the Administrator deems reliable, or (iii) in the absence of an established market for the Common Stock, the Fair Market Value shall be determined by such other method as the Administrator determines in good faith to be reasonable.

(t)    "Maximum Share Amount" means the maximum number of shares of Common Stock that a Participant may purchase on any given Exercise Date, as determined by the Committee in its sole discretion prior to the commencement of the Offering Period.

(u)    "New Exercise Date" means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(v)    "Offering" means an offer under the Plan of an option that may be exercised during an Offering Period. For purposes of this Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Subsidiaries or Designated Affiliates will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

(w)    "Offering Date" means the first Trading Day of each Offering Period.

(x)    "Offering Periods" means the period of time during which offers to purchase shares of Common Stock are outstanding under the Plan. The Committee shall determine the length of each Offering Period, which need not be uniform; provided that no Offering Period shall exceed twenty-seven (27) months in length. No voluntary payroll deductions shall be solicited until after the effective date of a registration statement on Form S-8 filed under the Securities Act of 1933, as amended, covering the shares to be issued under the Plan.

(y)    "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z)    "Participant" means an Eligible Employee that participates in the Plan.

(aa)    "Plan" means this Micron Technology, Inc. Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component.

(bb)    "Purchase Price" means the Designated Percent of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower. Unless otherwise determined by the Administrator, the Designated Percent for purposes of the foregoing sentence is eighty-five percent (85%). The Administrator may change the Designated Percent for any Offering Period but in no event shall the Designated Percent be less than eighty-five percent (85%). Such Purchase Price may be established by the Committee by any manner or method the Committee determines, pursuant to Section 14, and subject to (i) with respect to the 423 Component, compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or Exchange rule) or (ii) with respect to the Non-423 Component, pursuant to such manner or method as determined by the Committee to comply with applicable local law.

(cc)    "Securities Act" means the Securities Act of 1933, as amended from time to time.

(dd)    "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ee)    "Trading Day" means a day on which NASDAQ is open for trading.

(ff)    "U.S." means United States.

(gg)    "U.S. Treasury Regulations" means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.    Eligibility.

(a)    Offering Periods. Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5, provided, however, that employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

(b)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the 423 Component of the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand U.S. dollars (USD 25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4.    Offering Periods. Within the limitations set forth in Section 2(w), the Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) without stockholder approval. Any such change shall be announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.    Participation. An Eligible Employee may become a participant in the Plan by following an electronic or other enrollment procedure as may be established by the Administrator from time to time.

6.    Contributions.

(a)    At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period. The Administrator may permit Eligible Employees participating in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means to comply with non-U.S. requirements, provided, that such contributions shall not exceed ten percent (10%) of the Compensation received each pay period, during the Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b)    Payroll deductions or contributions, as applicable, for a Participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(c)    All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages only.

(d)    Subject to Applicable Laws, a Participant may discontinue his or her participation in the Plan as provided in Section 10 by completing any forms and following any procedures (including specified deadlines) established by the Administrator or its designee. The change will become effective as soon as administratively practicable after receipt.

(e)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a Participant’s Contributions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f)    At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or its Subsidiary’s or Affiliate’s federal, state, local or any other tax liability payable to any authority, national insurance, social security, payment-on-account or other tax obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs), including, for the avoidance of doubt, any liability of the Participant to pay an employer tax or social insurance contribution obligation, which liability has been shifted to the Participant as a matter of law or contract. At any time, the Company or its Subsidiary or Affiliate, as applicable, may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or its Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or its Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or its Subsidiary or Affiliate, as applicable, may (i) withhold from the proceeds of the sale of Common Stock, (ii) withhold a sufficient whole number of shares of Common Stock otherwise issuable following purchase having an aggregate fair market value sufficient to pay applicable withholding obligations, or (iii) may withhold by any other means set forth in the applicable subscription agreement.

7.    Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated during such Offering Period prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than the Maximum Share Amount, subject to adjustment pursuant to Section 19(a), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8.    Exercise of Option.

(a)    Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than the Maximum Share Amount, subject to adjustment pursuant to Section 19(a), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. No fractional shares of Common Stock will be purchased. Any Contributions accumulated in a Participant’s account which are not sufficient to purchase a full share will, at the discretion of the Administrator, be refunded to the Participant, without interest, or be retained in the Participant’s account for the subsequent Offering Period. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)    In the event that the number of shares of Common Stock to be purchased by all Participants in any Offering Period exceeds the number of shares of Common Stock then available for issuance under the Plan, (i) the Company shall make a pro rata allocation of the remaining shares of Common Stock in as uniform a manner as shall be practicable and as the Committee shall, in its sole discretion, determine to be equitable and (ii) all funds not used to purchase shares of Common Stock on the Exercise Date shall be returned, without interest to the Participants.

9.    Delivery. By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Company. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company shall arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option to the Participant’s brokerage or Plan share account in a form determined by the Company. Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Common Stock issued in connection with any purchase under the Plan, and instead such shares of Common Stock shall be recorded in the books of the brokerage firm or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

10.    Withdrawal.

(a)    A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by following an electronic or other withdrawal procedure determined by the Administrator from time to time. All of the Participant’s Contributions credited to his or her account will, at the discretion of the Administrator, (i) be retained in Participant’s account and used to purchase shares of Common Stock at the next Exercise Date, or (ii) be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s options for the Offering Period shall be terminated automatically, and no further payroll deductions or contributions for the purchase of shares of Common Stock shall be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan as prescribed by the Administrator from time to time.

(b)    A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11.    Termination of Employment. Unless otherwise determined by the Administrator, upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that is permitted by, and compliant with, Section 423 of the Code, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Subsidiary or Designated Affiliate shall not be treated as terminated under the Plan.

12.    Interest. No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Administrator.

13.    Stock. Subject to adjustment as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 33,000,000 shares of Common Stock. The limitation set forth in this section may be used to satisfy purchases of shares of Common Stock under either the 423 Component or the Non-423 Component of the Plan.

14.    Administration.

(a)    Unless otherwise designated by the Board, the Committee shall serve as the Administrator. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries or Affiliates as participating in the Plan, to determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in the 423 Component or the Non-423 Component and which entities shall be Designated Subsidiaries or Designated Affiliates, and to establish such procedures that it deems necessary for the administration of the Plan. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements.

(b)    Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties, including the Company, Designated Subsidiary, Designated Affiliate, Participant, Eligible Employee, or any beneficiary of such person, as applicable.

(c)    To the extent allowable pursuant to applicable law, each member of the Board, the Committee, the Administrator or any employee of the Company, a Designated Subsidiary, or a Designated Affiliate (each such person, a "Covered Person") shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Covered Person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she has acted in accordance with his or her duties and responsibilities to the Company under applicable law, and provided that he or she gives the Company an opportunity, at its own expense, to handle and defend any claim, action, suit, or proceeding to which he or she is a party before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Covered Persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(d)    To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, the Administrator or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 14(d).

15.    Designation of Beneficiary.

(a)    If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b)    Such designation of beneficiary, if permitted, may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)    All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.

16.    Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.    Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions, except as may be required by applicable local law, as determined by the Administrator. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to the Plan, although Participants in specified Offerings may have additional rights where required under local law, as determined by the Administrator.

18.    Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.    Adjustments; Dissolution or Liquidation; Corporate Transactions.

(a)    Adjustments. Subject to any required action by the shareholders of the Company, the maximum number of shares of Common Stock that shall be made available for sale under the Plan, the maximum number of shares of Common Stock that each Participant may purchase during the Offering Period pursuant to the Maximum Share Amount or over a calendar year under the USD 25,000 limitation (pursuant to Section 3(b)) and the per share price used to determine the Purchase Price shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any nonreciprocal transaction between the Company and its shareholders, (such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend), that affects the Common Stock (or other securities of the Company) or the price of shares of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding options. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)    Certain Corporate Transactions. In the event of a reorganization, merger, or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation (or survives as a direct or indirect subsidiary of such other constituent corporation or its parent), or upon a sale of substantially all of the property or stock of the Company to another corporation, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.    Amendment or Termination.

(a)    Subject to any applicable law or government regulation and to the rules of any Exchange or quotation system on which the shares of Common Stock may be listed or quoted, the Plan may be amended, modified, suspended or terminated by the Board without the approval of the shareholders of the Company. Except as provided in Section 19, no amendment may make any change in any option previously granted which adversely affects the rights of any Participant or any beneficiary (as applicable) without the consent of the affected Participant or beneficiary. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or Exchange rule), the Company shall obtain shareholder approval of any amendment in such a manner and to such a degree as required.

(b)    Without shareholder approval and without regard to whether any Participant rights may be considered to have been "adversely affected," the Administrator or its delegate, to the extent permitted under the terms of the Plan, applicable law, the Bylaws of the Company and under the Committee charter, may change the Offering Periods, limit the frequency or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee deems appropriate.

21.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.    Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of U.S. and non-U.S. law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any Exchange, and will be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.    Notification of Sale of Shares of Common Stock. Each Participant shall give the Administrator prompt notice of any disposition of Common Stock acquired pursuant to the option granted under the Plan in accordance with such procedures as may be established by the Administrator. The Administrator may require that until such time as a Participant disposes of shares of Common Stock acquired pursuant to the option granted under the Plan, the Participant shall hold all such shares of Common Stock in the Participant's name and with a third-party broker/administrator designated by the Company until the lapse of any time period(s) established by the Administrator.

24.    Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all shares of Common Stock acquired pursuant to the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

25.    Code Section 409A; Tax Qualification.

(a)    Options granted under the 423 Component are exempt from the application of Section 409A of the Code. Options granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to Section 23(b), options granted to U.S. taxpayers under the Non-423 Component are subject to such terms and conditions that will permit such options to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares of Common Stock subject to an option be delivered within the short-term deferral period. Subject to Section 23(b), in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Company determines that an option or the exercise, payment, settlement or deferral is subject to Section 409A of the Code, the option shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Anything in the foregoing to the contrary notwithstanding, the Company shall have no liability to a Participant or any other party if the option that is intended to be exempt from, or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.

(b)    Although the Company may endeavor to (i) qualify an option for favorable tax treatment under the laws of the U.S. or jurisdictions outside of the U.S. or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 26(a). The Company is not constrained in its corporate activities by any potential negative tax impact on Participants under the Plan.

26.    Term of Plan. The Plan will be effective as of the Effective Date and will continue in effect through the tenth (10th) anniversary thereof, unless sooner terminated under Section 20.

27.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

28.    Governing Law and Jurisdiction. The Plan shall be governed by, and construed in accordance with, the laws of the U.S. State of Delaware (except its choice-of-law provisions). The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Plan shall be exclusively in the courts in the U.S. State of [____], County of [__] including the U.S. federal courts located therein (should federal jurisdiction exist).

29.    No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company, a Subsidiary or an Affiliate, as applicable. Furthermore, the Company, a Subsidiary or an Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

30.    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

31.    Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

APPENDIX B

MICRON TECHNOLOGY, INC.
EXECUTIVE OFFICER PERFORMANCE INCENTIVE PLAN
Effective as of September 3, 2004
Amended and Restated as of August 22, 2017

1.	Purpose.

The purpose of the Plan is to promote the success of the Company by providing performance-based incentive compensation in the form of cash payments to Executive Officers (as defined herein) of the Company, which are designed to attract, retain and reward such Executive Officers for outstanding business performance.

2.	Definitions.

The following terms shall have the following meanings for purposes of this Plan, unless the context in which they are used clearly indicates that some other meaning is intended.

(a)
"Award" means the cash incentive award payable to a Participant under this Plan calculated by reference to the achievement of applicable Performance Goals, as determined in accordance with Article 5 and 6.

(b)	"Change in Control" means and includes the occurrence of any one of the following events:

(i) individuals who, on the date this Plan becomes effective ("Effective Date"), constitute the Board of Directors of the Company (the "Incumbent Directors") and who cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the 1934 Securities Exchange Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company ("Company Common Stock") or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the "Company Voting Securities"); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary (a "Reorganization"), or the sale or other disposition of all or substantially all of the Company’s assets (a "Sale") or the acquisition of assets or stock of another corporation (an "Acquisition"), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the "Surviving Corporation") in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c)	"Code" means the Internal Revenue Code of 1986, as amended.

(d)	"Committee" means the Compensation Committee of the Board of Directors of the Company.

(e)	"Company" means Micron Technology, Inc., a Delaware corporation, or any successor corporation.

(f)
"Executive Officer" for purposes of this Plan means a Participant who, as of the beginning of the applicable Measurement Period, is (i) an officer subject to Section 16 of the Securities Exchange Act of 1934, as amended from time to time, or (ii) is identified as a Senior Officer in the Committee’s Charter.

(g)	"Measurement Period" means the period with respect to which a Participant may be granted an Award.

(h)	"Participant" means an Executive Officer who has been selected by the Committee to participate in the Plan.

(i)	"Performance Goals" means the performance goals established by the Committee for a Measurement Period.

(j)	"Plan" means this Micron Technology, Inc. Executive Officer Performance Incentive Plan, as amended and restated as of October 20, 2014, together with any subsequent amendments hereto.

(k)
"Qualified Performance-Based Award" means an Award that is intended to satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the Code. The Committee shall designate any Qualified Performance-Based Award as such at the time of grant.

2.	Administration.

The Plan shall be administered by the Committee. The Committee shall be composed solely of two or more outside directors as defined in Section 162(m) of the Code and shall qualify as an independent compensation committee under Section 162(m) of the Code. The Committee shall have full power and authority to (i) designate Participants for each Measurement Period; (ii) establish and review Performance Goals and weightings for each Measurement Period; (iii) establish target Awards for Participants for each Measurement Period; (iv) determine whether and to what extent Performance Goals were achieved for each Measurement Period; (v) increase or decrease the Award otherwise payable to any Participant resulting from the achievement of Performance Goals in any Measurement Period, based on such objective or subjective factors as the Committee shall deem relevant; (vi) establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer this Plan; (vii) make all other decisions and determinations that may be required under this Plan or as the Committee deems necessary or advisable to administer this Plan; and (viii) amend this Plan as provided herein.

All decisions of the Committee with respect to matters related to the Plan shall be final, conclusive and binding upon all persons, including the Company, stockholders, employees, Company successors and assigns and a Participant’s spouse, if any, and his or her guardian, estate and/or heirs. All expenses of the administration of the Plan shall be borne by the Company, including all Awards, if any, paid pursuant to the terms of the Plan.

3.	Participants.

For each Measurement Period, the Committee will choose, in its sole discretion, the Executive Officers who will participate in the Plan. No employee shall have any right to be selected to participate in this Plan. Nothing in this Plan shall be construed as precluding or prohibiting an employee from being eligible to participate in any other bonus or compensation arrangement of the Company, whether or not currently established. Inclusion as a Participant in the Plan for any Measurement Period does not guarantee that such Participant will be included as a Participant in the Plan for any future Measurement Period, nor does it guarantee that such Participant will receive any amount in payment of an Award.

4.	Business Criteria on Which Performance Goals Shall be Based.

Awards under the Plan shall be based on the attainment of Performance Goals for the specified Measurement Period. Any Performance Goal applicable to an Award intended to qualify as a Qualified Performance-Based Award shall be limited to specified levels of one or more of the following objective business criteria, or any combination or portion thereof:

Gross and/or net revenue (including whether in the aggregate or attributable to specific products)

Cost of Goods Sold and Gross Margin

Costs and expenses, including Research & Development and Selling, General & Administrative

Income (gross, operating, net, etc.)

Earnings, including before interest, taxes, depreciation and amortization (whether in the aggregate or on a per share basis

Cash flows and share price

Return on investment, capital, equity, assets

Manufacturing efficiency (including yield enhancement and cycle time reductions), quality improvements and customer satisfaction

Product life cycle management (including product and technology design, development, transfer, manufacturing introduction, and sales price optimization and management)

Economic profit or loss

Market share

Employee retention, compensation, training and development, including succession planning

Results of customer satisfaction surveys, questionnaires or other measures of customer satisfaction or performance to customer

Objective goals consistent with the Participant’s specific officer duties and responsibilities, designed to further the financial, operational and other business interests of the Company, including goals and objectives with respect to regulatory compliance matters.

The business criteria may be expressed or measured at the individual, function, department, region, unit, subsidiary, affiliate or Company levels or any combination of the foregoing. Performance Goals with respect to the foregoing business criteria may be specified in absolute terms (including completion of pre-established projects, such as the introduction of specified products), in ratios, in percentages, or in terms of growth from period to period, growth rates over time as well as in terms of performance measured relative to an established or specially-created performance index of Company competitors, peers or other members of high tech industries. Any member of an index that disappears during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

With respect to Awards not intended to qualify as Qualified Performance-Based Awards, the Committee may establish Performance Goals based on any criteria selected by the Committee.

5.	Establishment of Performance Goals.

(a) Committee Action. For each Measurement Period the Committee shall establish the following: (1) the length of the Measurement Period with respect to each Participant; (2) the Participants in the Plan for such Measurement Period; (3) the specific Company, subsidiary, affiliate, group, division, unit, department, function and/or individual business criterion or criteria, or combination thereof, that will be measured with respect to each Participant; (4) the Performance Goals; (5) any special adjustments that may need to be applied in calculating whether the Performance Goals have been met to factor out extraordinary items; (6) the formula for calculating the awards under the Plan in relation to the Performance Goals (including instructions for extrapolating the amounts payable when performance results fall in a range between threshold, target and maximum goals); and (7) the target Awards (expressed in absolute terms or as a percentage of base compensation fixed at the time the performance formula is established) for each Participant.

(b) Timing of Action. The Committee shall make the above determinations in writing no later than ninety (90) days after the start of each Measurement Period, on or before twenty-five percent (25%) of the Measurement Period has elapsed, and while the outcome of achievement of the relevant Performance Goals is substantially uncertain.

(c) Maximum Award. The maximum Award that may be paid to any one Participant with respect to the aggregate of all Measurement Periods in any fiscal year shall not exceed $10,000,000.

(d) Measurement Periods. Measurement Periods need not be the same for each Participant. Measurement Periods will coincide with the Company’s fiscal year unless the Committee determines otherwise; provided, however, in no event will a Measurement Period be less than a three-month period for any Participant.

(e) Awards Intended to be "performance based compensation" under Section 409A. With respect to Awards intended to be "performance based compensation" as defined in Treas. Reg. §1.409A-1(e), (1) the Measurement Period shall be at least 12 consecutive months; (2) Performance Goals shall be established in writing no later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome must be substantially uncertain at the time the criteria are established; (3) the Performance Goals may include subjective performance criteria, provided that the subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and (4) the Award must meet other applicable requirements of Code Section 409A.

(f)    Changes in the Business; Promotions, Demotions and Transfers.

(1) Awards Not Intended to Qualify as Qualified Performance-Based Awards. With respect to Awards not intended to qualify as Qualified Performance-Based Awards: (i) if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, including any acquisition, disposition or merger, or the manner in which the Company or a subsidiary or affiliate conducts its business, or other events or circumstances render Performance Goals to be unsuitable for a Measurement Period, the Committee may modify such Performance Goals in whole or in part, and/or such Measurement Period, as the Committee deems appropriate; or (ii) if a Participant is promoted, demoted or transferred to a different business unit or function during a Measurement Period, the Committee may determine that the Performance Goals or Measurement Period are no longer appropriate and may (A) adjust, change or eliminate the Performance Goals or the applicable Measurement Period as it deems appropriate to make such goals and period comparable to the initial Performance Goals and Measurement Period, or (B) make an Award to the Participant in amount determined by the Committee to be in the best interests of the Company, in the sole discretion of the Committee.

(2) Awards Intended to Qualify as Qualified Performance-Based Awards. With respect to Awards intended to qualify as Qualified Performance-Based Awards, unless otherwise specified by the Committee in its written determinations establishing the business criteria for the particular Measurement Period, if prior to the end of such Measurement Period the Company (i) disposes of businesses or interests that, individually or in the aggregate, represent either (A) five percent (5%) or more of the Company’s consolidated gross revenues for the four fiscal quarters completed immediately preceding the consummation of the dispositions or (B) five percent (5%) of the Company’s consolidated property, plant and equipment, net, measured as of the last day of the fiscal quarter immediately preceding the disposition or (ii) consummates one or more acquisitions during the Measurement Period that, individually or in the aggregate, constitute a Triggering Acquisition (as defined below), in each case a "Re-Set Event," then the Performance Goals shall be adjusted, effective as of the last day of the fiscal quarter immediately before the consummation of the Re-Set Event, (x) to reflect the business disposition by eliminating from the Performance Goals the projected business results relating to the disposed business for the remainder of the fiscal quarters of the Measurement Period, and (y) to reflect any business acquisition, by establishing supplemental performance criteria in compliance with Sections 4 and 5 (a) through (c) above, as the Committee deems appropriate, with respect to the acquired business (which business shall be tracked separately as an independent business unit for purposes of any such supplemental performance criteria). For purposes of this Section, a "Triggering Acquisition"

means an acquisition (or combination of acquisitions) in which either (i) the acquired entity’s gross revenues for the four quarters completed immediately prior to consummation of the acquisition is equal to five percent (5%) or more of the pro-forma gross revenues for the same four quarters for the combination of the Company and its affiliates and the acquired entity, or (ii) the acquired entity’s property, plant and equipment, net, equals or exceeds five percent (5%) of the pro-forma property, plant and equipment, net, for the combination of the Company and its affiliates and the acquired entity. (If either the Company and its affiliates or the entity being acquired had consummated other acquisitions during the four quarters in question, the calculation described in the prior sentence shall be made using pro-forma earnings for each member of the combined entity.) Notwithstanding the foregoing, nothing in this Section 5(f)(2) will be construed to authorize the Committee to take actions under this Section 5(f)(2) that are not permitted by Section 162(m) of the Code.

(g) Change in Control. Notwithstanding Section 5(d), in the event of a Change in Control, each Measurement Period shall be deemed to have ended as of the last day of the fiscal month immediately preceding such Change in Control (the "CIC Termination Date"). The Committee shall determine with respect to each Participant whether his or her Performance Goal(s) were "Achieved" (as defined below) as of the CIC Termination Date and, in the case of any such achievement, a Participant shall receive, subject to the terms and conditions of the Plan, payment within thirty days following such determination by the Committee. Subject to the Committee’s discretion set forth in Section 6(b), Awards that are Achieved as defined in clause (i) of the definition of "Achieved" shall not be pro-rated and Awards that are Achieved as defined in clause (ii) of such definition shall be pro-rated. For purposes of this Section 5(g), "Achieved" shall mean with respect to (i) a non-financial or non-numerical Performance Goal, the full achievement of such Performance Goal [as of the CIC Termination Date]; and (ii) a financial or numerical Performance Goal, the achievement of results which, when extrapolated over the remainder of the full measurement period, disregarding the CIC Termination Date, would result in the Performance Goal being satisfied.

6.	Determination and Certification of Attainment of Performance Goals; Committee Discretion.

(a) Determination and Certification of Awards. As soon as practicable following the completion of a Measurement Period, the Committee shall determine whether and to what extent the Performance Goals and other requirements established pursuant to Section 5 above have been satisfied. The Committee shall certify in writing whether the Performance Goals for the Measurement Period have been met and, if they have been met, certify the amount of the applicable Award, prior to the payment of any such Award, which writing may take the form of a Committee resolution passed by a majority of the Committee at a properly convened meeting or through unanimous action by the Committee via action by written consent.

(b) Committee Discretion. The Committee, in its sole discretion, based on any factors the Committee deems appropriate, may reduce the Award to any Participant in any Measurement Period (including reduction to zero if the Committee so determines). The Committee shall make a determination of whether and to what extent to reduce Awards under the Plan for each Measurement Period at such time or times following the close of the Measurement Period as the Committee shall deem appropriate. The reduction in the amount of an Award to any Participant for a Measurement Period shall have no effect on (i.e., shall neither increase nor decrease) the amount of the Award to any other Participant for such Measurement Period.

7.	Payment of Awards.

Awards shall be paid in cash, in a single lump sum, to the Participants as soon as practicable after the Committee determines whether and to what extent Performance Goals were achieved, provided that any Award intended to satisfy the short-term deferral exemption specified in Treas. Reg. §1.409A-1(b)(4) will be paid on or before later of the 15th day of the third month following the end of the Participant’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture or the 15th day of the third month following the end of the Company’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture. Notwithstanding the foregoing, subject to applicable law, the Committee may permit or require a Participant to defer the receipt of an Award. If any such deferral is permitted or required, the Board shall, in its sole discretion, establish rules and procedures for such Award deferrals which are compliant with Section 409A.

Unless otherwise determined by the Committee in its discretion, and subject to any contrary provision in an individual employment, severance or similar agreement with a Participant, a Participant must be actively employed and in good standing or on approved leave of absence as of the date of payment in order to be eligible to receive payment of an Award for such Measurement Period and a Participant whose employment terminates for any reason prior to the date of payment shall forfeit his or her right to receive payment of an Award for such Measurement Period. Notwithstanding the foregoing, with respect to any given Measurement Period, a Participant who (i) terminates employment (regardless of cause)

prior to the payment date, and (ii) pursuant to a separate contractual arrangement with the Company is entitled to receive payments from the Company thereunder extending to or beyond such payment date as a result of such termination, shall be deemed to have been employed by the Company through the payment date for purposes of Award eligibility.

Payments of Awards to Participants, if any, who are employees of subsidiaries or affiliates of the Company shall be paid directly by such subsidiaries or affiliates. The Company (or such subsidiary or affiliate as the case may be) shall be authorized to withhold applicable taxes from an Award and such other amounts as shall be required by law or as have been previously authorized by the Participant.

8.	Amendment; Termination.

The Committee shall be authorized to amend, modify, suspend or terminate the Plan, in whole or in part, as the Committee shall deem proper and in the best interests of the Company at any time for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek stockholder approval of any amendment determined to require stockholder approval pursuant to Section 162(m) of the Code or any other applicable law, rule regulation or listing requirement.

Notwithstanding anything in the Plan or the terms of any Award or other applicable agreement to the contrary, the Committee may amend the Plan or any Award or other applicable agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan, Award or other applicable agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By participating in this Plan, a Participant agrees to any amendment made pursuant to this Section to any Award under the Plan without further consideration or action.

9.	Nonassignability.

No Award or any other right or obligation under the Plan shall be conveyed, assigned, encumbered, or transferred by any Participant or Eligible Participant hereunder, and any such attempted conveyance, assignment, encumbrance or transfer shall be void.

10.	No Right to Continued Employment.

Nothing in this Plan shall confer upon any Participant any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge such employee at any time for any reason whatsoever, with or without good cause.

11.	Effectiveness.

The Plan is effective for Measurement Periods beginning on or after September 3, 2004.

12.	Compensation Recoupment Policy.

Awards granted under this Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the recipient of such Award.

13.	Special Provisions Related To Section 409A of the Code.

(a) It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Awards shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b) Notwithstanding anything in the Plan or in any Award or other applicable agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award or other applicable agreement by reason of the occurrence of a change in control, or the participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such change in control, disability or separation from service meet any description or definition of "change in control event", "disability" or "separation from service", as the case may be, in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award upon a change in control, disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award or other applicable agreement that is permissible under Section 409A.

(c) If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceeds the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(d) Notwithstanding anything in the Plan or in any Award or other applicable agreement to the contrary, if any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A would otherwise be payable or distributable under this Plan or in any Award or other applicable agreement by reason of Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term "Specified Employee" has the meaning given such term in Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

Micron

Date: Wednesday, January 17, 2018
Place: Company Headquarters, 8000 South Federal Way, Boise, Idaho 83716-9632
Time: 9:00 AM, Mountain Standard Time

Please make your marks like this: ☒ Use dark black pencil or pen only.

The Board of Directors unanimously recommends that you vote "FOR" proposals 1, 2, 3, 4, 5, and 1 year on proposal 6.

	FOR	AGAINST	ABSTAIN	DIRECTORS RECOMMEND
1. To elect directors to serve for the ensuing year and until their successors are elected and qualified:				
01 Robert L. Bailey	☐	☐	☐	FOR
02 Richard M. Beyer	☐	☐	☐	FOR
03 Patrick J. Byrne	☐	☐	☐	FOR
04 Mercedes Johnson	☐	☐	☐	FOR
05 Sanjay Mehrotra	☐	☐	☐	FOR
06 Lawrence N. Mondry	☐	☐	☐	FOR
07 Robert E. Switz	☐	☐	☐	FOR
2. To approve our Employee Stock Purchase Plan with 33 million shares reserved for issuance thereunder.	☐	☐	☐	FOR
3. To approve the material terms of the performance goals under our Executive Officer Performance Incentive Plan.	☐	☐	☐	FOR
4. To ratify the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending August 30, 2018.	☐	☐	☐	FOR
5. To approve a non-binding resolution to approve the compensation of our Named Executive Officers as described in the proxy statement.	☐	☐	☐	FOR

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN	
6. To approve, in a non-binding vote, the frequency (every one, two or three years) with which our shareholders will be entitled to have an advisory vote on executive compensation.	☐	☐	☐	☐	1 YEAR

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

↑ Please separate carefully at the perforation and return just this portion in the envelope. ↑

Micron

Fiscal 2017 Annual Meeting of Shareholders of Micron Technology, Inc. to be held January 17, 2018 for Holders as of November 20, 2017

This Proxy is solicited on behalf of the Board of Directors

INTERNET

Go To:
www.proxypush.com/mu

- Cast your vote online.
- **Have your Proxy Card ready.**
- Follow the simple instructions to record your vote.

OR

TELEPHONE

CALL 1-866-586-3108

- Use any touch-tone telephone.
- **Have your Proxy Card ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card.
- Detach your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

Revocable Proxy - Micron Technology, Inc.

The undersigned shareholder(s) of Micron Technology, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of the Fiscal 2017 Annual Meeting of Shareholders and Proxy Statement and hereby appoints Sanjay Mehrotra and Ernest E. Maddock, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Fiscal 2017 Annual Meeting of Shareholders of Micron Technology, Inc., and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth, and in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, AND 1 YEAR ON PROPOSAL 6.**

All votes must be received by 11:59 PM, Eastern Standard Time, January 16, 2018.

PROXY TABULATOR FOR
MICRON TECHNOLOGY, INC.
P.O. BOX 8016
CARY, NC 27512-9903

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